UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to Section 240.14a-12

Fisher Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April [4], 2011

Dear Shareholders:

On behalf of the Board of Directors of Fisher Communications, Inc., it is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Fisher Communications, Inc. to be held on May 11, 2011. During the Annual Meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of how many you hold. Whether or not you expect to attend the meeting in person, we urge you to vote as promptly as possible by telephone or by Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares, and only after receipt of your specific instructions. Accordingly, please return any voting instructions form provided by your bank or broker or contact the person responsible for your account and give instructions for such shares to be voted for the Board’s nominees. Promptly voting your shares will save Fisher the expense of additional solicitations. As described in the accompanying Proxy Statement, submitting your vote using the WHITE proxy card will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

We have received a letter from FrontFour Capital Group LLC, a hedge fund whose managing member, David A. Lorber, currently serves on our Board of Directors, and its affiliates (referred to collectively as “FrontFour”) expressing their intention to nominate their own slate of four nominees for election as directors at the 2011 Annual Meeting of Shareholders, in opposition to the four director candidates we have nominated. As of March 9, 2011, FrontFour owned approximately 2% of our outstanding common stock. If all four FrontFour nominees are elected to our Board of Directors, FrontFour’s nominees (including David A. Lorber) will constitute a majority of our Board of Directors. We strongly urge you to vote FOR the nominees proposed by our Board of Directors by using the enclosed WHITE proxy card and NOT to vote your shares using any proxy card you may receive from FrontFour. Even if you sign a proxy card sent to you by FrontFour, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

Your vote is very important to the future of Fisher Communications. We appreciate your support and look forward to seeing you at the meeting. If you have any questions or require any assistance with voting your shares, please contact:

Georgeson Inc.

199 Water Street

New York, NY 10038

1-866-821-0284

(Banks and brokers please call: 1-212-440-9800)

Very truly yours,

Michael D. Wortsman

Chairman of the Board

FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2011

To the Shareholders of Fisher Communications, Inc.:

The Annual Meeting of Shareholders of Fisher Communications, Inc. will be held at our corporate offices located at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, at 10:00 a.m., Pacific Time, on Wednesday, May 11, 2011, for the purpose of considering and voting upon the following matters:

1. To elect three Class 3 directors, each for a term of three-years or until their successors have been elected and qualified, and to elect one Class 1 director for a term of one-year or until his or her successor has been elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

3. To approve an advisory resolution on the Company’s executive compensation.

4. To conduct an advisory vote on the frequency of future advisory votes on the Company’s executive compensation.

5. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors recommends shareholders vote:

•	“FOR” all of the Board’s nominees to be elected as directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

•	“FOR” the approval of the advisory resolution on the Company’s executive compensation; and

•	“FOR” the Company’s proposed frequency of future advisory votes on the Company’s executive compensation.

Please note that FrontFour Capital Group LLC, a hedge fund whose managing member, David A. Lorber, currently serves on our Board of Directors, and its affiliates (referred to collectively as “FrontFour”) have notified us that they intend to nominate at the Annual Meeting of Shareholders their own slate of four nominees for election as directors, in opposition to the four director candidates we have nominated. As of March 9, 2011, FrontFour owned approximately 2% of our outstanding common stock. If all four FrontFour nominees are elected to our Board of Directors, FrontFour’s nominees (including David A. Lorber) will constitute a majority of our Board of Directors. Our Board of Directors recommends a vote FOR the election of each of the Board’s nominees pursuant to the instructions on the enclosed WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, and urges you NOT to vote with any proxy card that you may receive from FrontFour. Even if you have previously signed a proxy card sent by FrontFour, you have the right to change your vote by delivering a subsequent proxy using the enclosed WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker. Only the latest dated proxy card or voting instruction form you vote will be counted.

Our Board of Directors has established the close of business on March 9, 2011 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

At the Annual Meeting, the Company’s management will report on the performance of the Company and respond to questions from shareholders. Further information regarding voting rights and the business to be transacted at the Annual Meeting is provided in the accompanying Proxy Statement. Admission to the Annual Meeting will be by admission ticket only, and family members are welcome to accompany you. Upon arrival at the Annual Meeting, please present your admission ticket and photo identification at the registration desk. Directions to Fisher Plaza and a map are provided on the back cover of the accompanying Proxy Statement. If you are a registered shareholder, the top half of the enclosed WHITE proxy card is your admission ticket. Neither voting instruction forms provided by your bank, broker or nominee nor proxy cards provided by FrontFour will serve as valid admission tickets. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission ticket by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership of Company shares as of the record date and photo identification.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 11, 2011

The Proxy Statement and 2010 Annual Report to Shareholders are available at http://envisionreports.com/fsci for registered shareholders and at www.edocumentview.com/fsci for all other shareholders.

April [4], 2011	BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Bellavia
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote using the enclosed WHITE proxy card at your earliest convenience via the Internet, by telephone or by signing and dating your WHITE proxy card and returning it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. In addition, promptly voting your shares using the enclosed WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker will save Fisher the expense of additional solicitations. If you attend the Annual Meeting in person, your proxy may be revoked and you may personally vote your shares, even though you have previously voted using a proxy card.

PRELIMINARY COPY — SUBJECT TO COMPLETION

DATED APRIL [4], 2011

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.

140 4th Avenue North

Suite 500

Seattle, Washington 98109

(206) 404-7000

This Proxy Statement and the enclosed WHITE proxy card are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about April [4], 2011 for use in connection with the Annual Meeting of Shareholders of the Company to be held on May 11, 2011. In this Proxy Statement all references to “we,” “us” and “our” refer to Fisher Communications, Inc.

On January 27, 2011, the Company received notice from FrontFour Capital Group LLC, a hedge fund whose managing member, David A. Lorber, currently serves on our Board, and its affiliates (referred to collectively as “FrontFour”) that they intend to nominate at the Annual Meeting of Shareholders their own slate of four nominees for election as directors (referred to collectively as the “FrontFour Nominees”), in opposition to the four director candidates we have nominated. Before receiving such notice, we did not have any communications relating to alternative director candidates or similar matters with FrontFour or Mr. Lorber. As of March 9, 2011, FrontFour owned approximately 2% of our outstanding common stock. If all four FrontFour nominees are elected to our Board of Directors, FrontFour’s nominees (including David A. Lorber) will constitute a majority of our Board of Directors.

The FrontFour Nominees are NOT endorsed by our Board. We urge shareholders NOT to use any proxy card that you may receive from FrontFour. Our Board urges you to vote FOR ALL of our nominees for director: Anthony B. Cassara, Richard L. Hawley, Roger L. Ogden, and Michael D. Wortsman.

We are not responsible for the accuracy of any information provided by or relating to FrontFour or the FrontFour Nominees contained in any proxy solicitation materials filed or disseminated by FrontFour by, or on behalf of FrontFour or any other statements that FrontFour may otherwise make or that may be made on its behalf. FrontFour chooses which shareholders receive its proxy solicitation materials.

ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting take place?

The Annual Meeting of Shareholders of the Company (the “Annual Meeting”) will be held at 10:00 a.m. on Wednesday, May 11, 2011 at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109 (the entrance to the Fisher Plaza parking garage is on John Street). Directions to Fisher Plaza and a map are provided on the back cover of this Proxy Statement.

Who is soliciting my vote?

This Proxy Statement and the WHITE proxy card are provided in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting. Proxy materials, including this Proxy Statement and the WHITE proxy card, were filed with the Securities and Exchange Commission (the “SEC”) on April [4], 2011, and we expect to first make this Proxy Statement available to our shareholders on or around April [4], 2011. Solicitation may be made by directors and officers of the Company, via electronic or regular mail, telephone, facsimile, press releases or personal interview. In addition, we have retained Georgeson Inc. to assist in the distribution and solicitation of proxies. Appendix I sets forth certain information relating to our directors and certain of our officers and employees who are deemed to be “participants” in our solicitation of proxies under the applicable rules of the SEC.

On what am I being asked to vote?

You are being asked to vote on the following matters in connection with our Annual Meeting:

•

the election of three Class 3 directors, each for a term of three-years or until their successors have been elected and qualified, and to elect one Class 1 director for a term of one-year or until his or her successor has been elected and qualified;

•	the ratification of the Company’s independent registered public accounting firm for 2011;

•	the approval of an advisory resolution on the Company’s executive compensation; and

•	an advisory vote on the frequency of future shareholder advisory votes on the Company’s executive compensation.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your WHITE proxy card, the persons named as proxy holders on the WHITE proxy card will vote in accordance with the recommendations of the Board of Directors. As set forth in this Proxy Statement, the Board of Directors recommends a vote:

•	“FOR” all of the Board’s nominees to be elected as directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

•	“FOR” the approval of the advisory resolution on the Company’s executive compensation; and

•	“FOR” the Company’s proposed frequency of future advisory votes on the Company’s executive compensation.

Our Board of Directors recommends that you do NOT sign or return or otherwise cast a vote using any proxy card furnished by FrontFour.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 9, 2011 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Admission to the Annual Meeting will be by admission ticket only. Family members are welcome to accompany you to the Annual Meeting. If you are a registered shareholder, the top half of the enclosed WHITE proxy card is your admission ticket. Neither voting instruction forms provided by your bank, broker or nominee nor proxy cards provided by FrontFour will serve as valid admission tickets. Upon arrival at the Annual Meeting, please present your admission ticket and photo identification at the registration desk. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission ticket by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership of Company shares as of the record date in addition to your photo identification.

How do I vote?

By Mail.    Registered shareholders may vote their shares by signing, dating and mailing the enclosed WHITE proxy card using the enclosed postage pre-paid envelope. The Company strongly encourages you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated WHITE proxy card to us. If you vote via the Internet or telephone, you do not need to mail your WHITE proxy card.

By Internet.    Registered shareholders may vote on the Internet at http://envisionreports.com/fsci. Please have your WHITE proxy card in hand when going online and follow the online instructions. Shareholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered shareholders is available up until 1:00 a.m., Central Time, on May 11, 2011, the day of the Annual Meeting. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission is set forth or submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The Internet voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed WHITE proxy card.

By Telephone.    Registered shareholders may also vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 1:00 a.m., Central Time, on May 11, 2011, the day of the Annual Meeting. Please have your WHITE proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed WHITE proxy card.

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered shareholder (you own shares in your own name) and attend the Annual Meeting, you may deliver your signed and dated WHITE proxy card in person. If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter from the nominee indicating that you were the beneficial owner of the Company shares on the Record Date and have been granted a proxy by the your bank, broker or nominee to vote the shares.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

Registered Shareholders.    You are a registered shareholder if at the close of business on the Record Date your shares were registered directly in your name with our transfer agent. We are providing the WHITE proxy cards to our registered shareholders to solicit their proxies to vote at the Annual Meeting.

Beneficial Owner.    You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or nominee how to vote your shares by following the voting instructions your bank, broker or other nominee provides. If you do not provide your bank, broker or nominee with instructions on how to vote your shares, your bank, broker or nominee will be able to vote your shares only with respect to Item 2, and not Items 1, 3 and 4.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the Annual Meeting in person and so request to the Secretary of the Company or vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

What does it mean if I receive more than one WHITE proxy card or WHITE voting instruction form?

If your shares are registered in more than one name or are held in more than one account, you will receive more than one WHITE proxy card or WHITE voting instruction form. Please sign, date and return all of the WHITE proxy cards or WHITE voting instruction forms that you receive (or vote by telephone or the Internet all of the shares on all of the WHITE proxy cards or WHITE voting instruction forms received) to ensure that all of your shares are voted.

As previously noted, FrontFour has provided notice that it intends to nominate its own slate of four nominees for election as directors at the Annual Meeting. As a result, you may receive proxy cards from both FrontFour and the Company. To ensure shareholders have the Company’s latest proxy information and materials to vote, our Board of Directors expects to conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted. Only the latest dated proxy card you vote will be counted.

What will happen if I do not vote my shares?

Registered Shareholders.    If you are the registered shareholder of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners.    If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Items 1, 3 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Item 2.

How may I obtain assistance in voting, completing my WHITE proxy card or with other questions regarding the Annual Meeting?

If you need assistance in voting by telephone or over the Internet or completing your WHITE proxy card or have questions regarding the Annual Meeting, please contact:

Georgeson Inc.

199 Water Street

New York, NY 10038

1-866-821-0284

(Banks and brokers please call: 1-212-440-9800)

What should I do if I receive a proxy card from FrontFour?

FrontFour may solicit proxies. Our Board of Directors recommends that you do NOT sign or return or otherwise cast a vote using any proxy card furnished by FrontFour. Even a vote against FrontFour’s nominees using its card will revoke any previous proxy given to the Company. If you have already sent a proxy card to FrontFour, you may revoke it and provide your support to the Board’s four nominees for director by delivering a subsequent proxy by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage prepaid envelope or using the Internet or telephone voting options described in this Proxy Statement and the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

How many votes must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the Company’s shares of common stock outstanding on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purpose of determining the presence or absence of a quorum. As of the Record Date, 8,791,184 shares of common stock of the Company were outstanding.

In order for us to determine that enough votes will be present to hold the Annual Meeting, we urge you to vote by submitting the WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, even if you plan to attend the meeting.

What vote is required to approve each item?

Election of Directors.    Only four directors may be elected at the Annual Meeting. The directors elected will be the four nominees that receive the highest number of “FOR” votes cast at the Annual Meeting (the “Elected Nominees”) by shareholders present, in person or by proxy, and entitled to vote. Three of the Elected Nominees will serve for a three-year term as Class 3 directors, and one will serve for a one-year term as a Class 1 director. Among the four Elected Nominees, the nominee receiving the fewest number of “FOR” votes will serve as a Class 1 director, except that if the nominee receiving the fewest number of “FOR” votes was nominated by our Board and Anthony B. Cassara is among the four Elected Nominees, then Anthony B. Cassara will serve as a Class 1 director. If Mr. Cassara is not an Elected Nominee and a FrontFour nominee is the Elected Nominee receiving the fewest number of “FOR” votes, then such FrontFour nominee will serve as a Class 1 director.

In the election of directors, shareholders have cumulative voting rights. Accordingly, a shareholder may either:

•

cumulate his or her shares and give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by four (the number of directors to be elected); or

•	vote his or her shares, multiplied by four, equally among the nominees for election.

If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by four (the number of directors to be elected) to derive a cumulative total and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total.

If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote “FOR” the nominees or a “WITHHOLD” vote with respect to the nominees, as provided on the proxy card. If you do not indicate a vote “FOR” the nominees or a “WITHHOLD” vote with respect to the nominees, Michael D. Wortsman or Paul A. Bible, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Abstentions will have no effect on the election of directors because they will not represent votes cast for the purpose of voting on the matter. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to the election of directors, and therefore, broker non-votes will have no impact on the election of directors.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. As a result, if your shares are held of record by your broker, bank, or other holder and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker, bank, or other holder of record will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the Board of Directors’ nominees. We urge you to provide instructions to your broker, bank, or other holder of record so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided in these proxy materials or the voting instruction form provided by your broker, bank, or other holder of record to ensure that your shares are voted on your behalf. Please vote your proxy so your vote can be counted.

Ratification of the Independent Registered Public Accounting Firm.    The proposal to ratify the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for 2011 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Each outstanding share will be entitled to one vote. Abstentions will have no effect on this matter because they will not represent votes cast for the purpose of voting on this proposal. There will be no broker non-votes on the ratification of the independent registered public accounting firm because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter, but such brokers are not required to do so.

Approval of the advisory resolution on the Company’s executive compensation and the proposed frequency of future advisory votes on the Company’s executive compensation.    The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting. Each outstanding share will be entitled to one vote. Abstentions and broker non-votes are not counted for this advisory vote and, therefore, will have no effect on the outcome of this item. The results of this vote are not binding on the Board of Directors.

The advisory vote on the frequency of future advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the shareholders to the Board of Directors. Abstentions and broker non-votes are not counted for this advisory vote and, therefore, will have no effect on the outcome of this item. The results of this vote are not binding on the Board of Directors.

Proxies and ballots will be received and tabulated by IVS Associates, Inc., our inspector of election for the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is bearing the cost of providing this Proxy Statement and the enclosed WHITE proxy card in connection with the solicitation of proxies on behalf of our Board of Directors. The Company does not expect to pay any additional compensation to any of our directors and officers for the solicitation of proxies. We will reimburse brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the fees and expenses of Georgeson Inc. described below.

As a result of the proxy contest conducted by FrontFour, the Company has retained Georgeson Inc. to assist in the distribution and solicitation of proxies for aggregate total fees estimated to be approximately $175,000, plus reimbursement of out-of-pocket expenses. Georgeson expects that approximately 50 of its employees will assist in the solicitation. The Company’s total expenses (other than salaries and wages of officers and employees) related to the solicitation of shareholders as a result of the proxy contest conducted by FrontFour in excess of those normally spent for an annual meeting of shareholders, are currently expected to be between approximately $1,100,000 and $1,250,000, of which approximately $400,000 has been incurred to-date.

Your cooperation in promptly voting your shares and submitting your proxy via the Internet or telephone, or by completing and returning the enclosed WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, will help to avoid additional expense.

What happens if the Annual Meeting is postponed or adjourned?

If we adjourn the Annual Meeting to a later date, we will conduct the same business at the later meeting and, unless Washington law requires us to set a new record date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting. Washington law requires the establishment of a new record date if the Annual Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If we are not required to set a new record date, your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted by the proxy holder at the Annual Meeting.

When will the Company announce the results of the voting?

The Company will announce preliminary voting results following the Annual Meeting. Final and official voting results will be disclosed on a Current Report on Form 8-K within four business days after the Annual Meeting (which will be available at www.sec.gov and on our website at www.fsci.com).

Will your independent registered public accounting firm participate in the Annual Meeting?

Yes. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

Proposal No. 1 — Election of Directors

Our Amended and Restated Articles of Incorporation, as amended (“Articles”), provide that our number of directors must fall within a range of 9 to 19, with the exact number to be determined pursuant to the Company’s Bylaws (the “Bylaws”). Our Bylaws currently provide that our Board of Directors consists of 10 directors. Our number of directors may be changed by amending the Bylaws. Our directors, George F. Warren, Jr. and William W. Warren, Jr., will retire from the Board of Directors when their current terms expire as of the 2011 Annual Meeting. We intend to eliminate the seat currently held by Mr. G. Warren and amend our Bylaws to reduce the number of our directors to nine as of such date.

Our directors are divided into three classes, with members of each class elected for terms of three years and until their successors have been elected and qualified. The current terms for our three director classes expire in the following years: Class 1: 2012; Class 2: 2013 and Class 3: 2011. Our Articles and Bylaws require that the terms of our directors be staggered such that approximately one-third of the directors are elected each year to the extent permitted by Washington law and no class may have fewer than three director seats.

In accordance with the above, our Board of Directors has nominated Richard L. Hawley, Roger L. Ogden, and Michael D. Wortsman for election as Class 3 directors at the 2011 Annual Meeting to serve for three-year terms to expire at the 2014 annual meeting. Messrs. Hawley and Wortsman are currently Class 3 directors of the Company previously elected by the shareholders. Our Board has also nominated Anthony B. Cassara for election as a Class 1 director to serve for a one-year term to expire at the 2012 annual meeting. Mr. Cassara is a current director of the Company elected by the Board to fill a Class 1 vacancy in February 2011. Our Bylaws provide that any director elected by the Board to fill a vacancy shall serve an initial term that lasts until the next election of directors by shareholders. In light of the decision by William W. Warren, Jr. to retire from the Board and not stand for re-election when his term expires at the 2011 Annual Meeting, the Board chose to nominate Mr. Ogden as a director nominee. Each of these nominees were recommended to the Board by the Nominating and Corporate Governance Committee and were approved by the Board, except David Lorber, FrontFour’s managing member, who was recused from the deliberations and vote. The recommendation of the Board is based on its carefully considered judgment that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board.

Unless a shareholder instructs otherwise on the WHITE proxy card, shares represented by properly signed proxies will be voted “FOR” the Board’s nominees. All four nominees have each agreed to serve if elected, and management and the Board of Directors presently have no reason to believe that they will be unable to serve or will not serve. If any of the Board’s nominees becomes unable to serve or for good cause will not serve as a director, proxies granted using the WHITE proxy card will be voted for the election of such person as will be designated by the Board of Directors to replace such Board nominee. If the Board designates any substitute nominees, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Our Board of Directors recommends a vote FOR the election of each of the Board’s nominees in accordance with the instructions on the enclosed WHITE proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, and urges you NOT to sign or return or otherwise vote your shares using any proxy card that you may receive from FrontFour.

If you determine to vote for less than all of the Board’s nominees, we strongly urge you to vote all your shares on a cumulative basis for such nominees.

Even if you sign a proxy card sent to you by FrontFour, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

The Board of Directors Recommends That You Vote

“FOR” All of the Board’s Nominees to Be Elected As Directors.

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

Our Board of Directors is made of up of individuals possessing a diverse set of experience, qualifications, attributes and skills. As a result, each of our directors offers a unique and valuable perspective to the Company. The following tables set forth certain information with respect to director nominees and directors whose terms continue, including (i) the age of each director as of March 28, 2011, (ii) the term of his or her directorship, (iii) the principal occupation(s) of each director during at least the past five years, (iv) the other public company directorships held currently or at any time during at least the past five years, (v) family relationships with other directors and executive officers of the Company (first cousin or closer), if applicable, and (vi) the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the continuing members of our Board of Directors and each of the nominees should serve as a director as of the date of this Proxy Statement. All nominees have consented to being named in this Proxy Statement and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominated by the Nominating and Corporate Governance Committee and Board of Directors.

DIRECTOR NOMINEES FOR THE 2011 ANNUAL MEETING

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Class 1 Director Nominee Anthony B. Cassara, 67

Mr. Cassara has been a director of the Company since February 2011. Since January 2008, Mr. Cassara has been a principal and founding member of Clocktower Partners LLC, a media management firm. From 2000 until 2008, he served as an executive vice president of Chartwell Partners LLC, an investment firm focused on media and communications, and from 1993 until 2000, served as president of Paramount Pictures’ Television Stations Group. Mr. Cassara also served for over five years as the general manager at KTLA Channel 5 in Los Angeles, California. Mr. Cassara served on the board of directors of Univision Television Group from 2005 until 2008, and currently serves on the boards of directors of Hero Broadcasting and Young Broadcasting, where he is the Chairman of the Compensation Committee. He joined the Young Broadcasting board after the company’s Chapter 11 bankruptcy filing.

Mr. Cassara was recently elected to fill a vacancy and was nominated to continue to serve as a director due to his over 30 years of experience in the broadcast industry, including past executive experience at Paramount Pictures’ Television Stations Group, and as a station general manager at KTLA in Los Angeles. The Board also considered Mr. Cassara’s extensive transactional experience in the broadcasting industry through his work with several investment and management firms, and has served on numerous industry boards, including the boards of the National Association of Broadcasters, Univision Television Group, and as Chairman of the Board of Television Bureau of Advertising, Inc. (TVB). In addition, Mr. Cassara is an independent director.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Class 3 Director Nominees Richard L. Hawley, 61

Mr. Hawley has been a director of the Company since 2003. Mr. Hawley has been Executive Vice President and Chief Financial Officer of Nicor Inc., a publicly-traded holding company, and Nicor Gas, a natural gas distribution company, since 2003. Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a public utility holding company, and Puget Sound Energy, Inc., a public utility, from 1998 to 2002.

Mr. Hawley was nominated to continue to serve as a director due to his current and past public company executive experience, including service as a chief financial officer, 25 years of experience with an international public accounting firm, financial and accounting expertise, and his status as independent director.

Roger L. Ogden, 65

Mr. Ogden currently serves as an independent consultant to several broadcast related companies. From July 2005 until his retirement in July 2007, he was President and Chief Executive Officer of the Gannett Television Division, where he had overall responsibility for 23 television stations owned by Gannett and also served as Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc., encouraging development of new business ideas and improved processes, from June 2006 until July 2007. From August 1997 to July 2005 he served as President and General Manager of KUSA Television in Denver, Colorado where he had overall management responsibility for this local NBC affiliate station, and as a Senior Vice President of the Gannett Television Division of Gannett Co., Inc. From 1981 to 1997 he served as President and General Manager of KCNC-TV in Denver, Colorado, and President of NBC Europe for The General Electric Company. From 1994 to 1997, Mr. Ogden served on the Board of Directors of The Associated Press, and he currently serves as Chairman of the Board of Directors of Chyron Corporation, a publicly-traded digital and broadcast graphics company, and is a director and Chairman of the Compensation Committee of the Board of Directors at E.W. Scripps Company, a publicly-traded media company with interests in newspaper publishing, broadcast television stations, and licensing and syndication.

Mr. Ogden was nominated to be elected as a director due to his over 35 years of experience in the broadcast industry, including past leadership and executive experience at KUSA Television and Gannett. The Board also considered Mr. Ogden’s experience as a current director and Chairman of the Compensation Committee of E.W. Scripps Company, his experience as Chairman of the Board of Directors of Chyron Corporation, and his eligibility to qualify as an independent director.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Michael D. Wortsman, 63

Mr. Wortsman has been a director of the Company since July 2007. Since April 2009, Mr. Wortsman has served as our non-executive Chairman of the Board of Directors. From January 2010 until May 2010, Mr. Wortsman served as the interim Chief Executive Officer, and since May 2010, has served as the Chairman, at ImpreMedia, a Spanish-language online and print news publisher. Mr. Wortsman is also currently a private investor focusing on television content and feature film production, and has served as a Senior Managing Partner of Frontera Productions LLC, a film production company he co-founded, since January 2008. He was President of Univision Television Group, the leading Spanish language media company in the United States, from 1997 until the sale of the company in April 2007. Before joining Univision as Executive Vice President, Corporate Development in 1993, Mr. Wortsman held various executive positions at ABC, FOX and NBC-owned television and radio stations.

Mr. Wortsman was nominated to continue to serve as a director due to his over 30 years of experience in the broadcasting industry, including his executive positions at Univision Television Group and at ABC, FOX and NBC-owned television and radio stations, and past experience on the board of directors of the National Association of Broadcasters. In addition, Mr. Wortsman is an independent director.

CONTINUING CLASS 1 DIRECTORS WITH TERM EXPIRING IN 2012

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Paul A. Bible, 70

Mr. Bible has been a director of the Company since April 2009. Since 2010, Mr. Bible has been a senior partner in Lewis & Roca LLP, a regional law firm. From 2006 until 2010, Mr. Bible was a principal in Bible Mousel PC, a Nevada law firm specializing in gaming law. From 1984 to 2006, Mr. Bible was a shareholder in Bible Hoy & Trachok PC, a law firm. Mr. Bible is the former Chairman of the Nevada Gaming Commission. After earning his J.D. from Georgetown University Law Center, Mr. Bible served in the Judge Advocate General’s Corps of the U.S. Army and is a veteran of the Vietnam Conflict. Mr. Bible is a current non-director member of the independent governance committee of AMERCO, the publicly-traded parent company of U-Haul International, Inc., a moving and storage company.

Mr. Bible possesses over 46 years of experience as a practicing attorney specializing in compliance and corporate governance, experience as the chairman of the compliance committee for three licensed gaming companies, experience as a non-director member of the independent governance committee of a publicly-traded company, and experience as the chairman of a state regulatory agency. In addition, Mr. Bible was nominated by our largest shareholder, GAMCO Asset Management, Inc., and is an independent director.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

David A. Lorber, 32

Mr. Lorber has been a director of the Company since April 2009. Mr. Lorber is a Co-Founder of FrontFour Capital Group LLC, an event-driven hedge fund, and has served as a Portfolio Manager of FrontFour since 2007. From 2003 to 2006, Mr. Lorber served as Director and Senior Investment Analyst at Pirate Capital LLC, a hedge fund. From 2001 to 2003, Mr. Lorber was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund. From 2000 to 2001, Mr. Lorber was an Associate at Cushman & Wakefield, Inc., a global real estate firm. Since 2006, Mr. Lorber has been a director of GenCorp Inc., a publicly-traded technology-based manufacturer of aerospace and defense products and systems, where he currently serves as the Chairman of the Organization & Compensation Committee and as a member of the Audit Committee. He also served as a director of International Aviation Terminals (IAT) Inc. during 2008 and as a trustee for the IAT Air Cargo Facilities Income Fund until its merger with Huntingdon Real Estate Investment Trust in 2009. Mr. Lorber currently serves as a director of Huntingdon Real Estate Investment Trust.

Mr. Lorber possesses experience in the finance and investment industry and past and current experience as a public company director. In addition, Mr. Lorber was nominated by our largest shareholder, GAMCO Asset Management, Inc., and is an independent director.

CONTINUING CLASS 2 DIRECTORS WITH TERMS EXPIRING IN 2013

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Colleen B. Brown, 52

Ms. Brown has been President and Chief Executive Officer of the Company since October 2005. She has been a director of the Company since October 2006. From 2004 to 2005, Ms. Brown was President and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp., a publicly-traded television company, from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated, a provider of local news, information and advertising in primarily midsize markets, from 1998 until the sale of the broadcasting group in 2000. From 1980 to 1998, Ms. Brown served in various senior management capacities for the broadcasting operations of Gannett Co., Inc., an international news and information company. Ms. Brown holds a Master of Business Administration degree from the University of Colorado at Boulder.

Ms. Brown is the Company’s President and Chief Executive Officer. She brings valuable insights to the Board based on her involvement with the day-to-day affairs of the Company. She possesses over 30 years of experience in the broadcasting industry, including executive positions at Gannett, Lee and Belo, and has past board experience within the technology industry.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Donald G. Graham, III, 56

Mr. Graham has been a director of the Company since 1993. Mr. Graham owns Cerberus Productions, LLC, a visual advertising production company based in New York City. He was a Vice President and a director of the O.D. Fisher Investment Company, a private investment company, from 1989 until its liquidation in 2008.

Mr. Graham possesses over 30 years of experience in advertising campaign production, and over 20 years of experience as a director of the O.D. Fisher Investment Company. He brings valuable insights to the Board based on his 17 years of service as a Company director. In addition, he is an independent director and a member of the Fisher family, which collectively is a significant holder of Company common stock.

Brian P. McAndrews, 52

Mr. McAndrews has been a director of the Company since October 2006. Since September 2009, Mr. McAndrews has been a Managing Director of Madrona Venture Group, an investment firm. From August 2007 to December 2008, Mr. McAndrews served as a Senior Vice President of Advertiser and Publisher Solutions at Microsoft Corporation, a provider of software, services and solutions. Prior to its acquisition by Microsoft Corporation, Mr. McAndrews ran aQuantive, Inc., a publicly-traded global digital marketing company, serving as Chief Executive Officer and a director from 1999 to 2007, and as President from 2000 to 2007. From 1990 to 1999, Mr. McAndrews worked for ABC, Inc., a television network and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network. Mr. McAndrews served as a director of Blue Nile, Inc., a publicly-traded retailer, from 2004 until 2007, and currently serves as a director of Clearwire Corporation, a publicly-traded provider of high speed internet services to consumers and businesses, WhitePages.com Inc. and the United Way of King County.

Mr. McAndrews possesses experience as a chief executive officer for a publicly-traded company in the technology industry, as well as current and past public company director experience and both his digital media and network television experience. In addition, he is an independent director.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of the current directors and nominees listed above under “Information with Respect to Nominees and Directors Whose Terms Continue,” except Ms. Colleen B. Brown, is, or would be if elected, an independent director of the Company within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules. The Board of Directors also determined that Deborah L. Bevier, who resigned as a member of our Board of Directors on December 31, 2010 was independent during 2010, and that George F. Warren Jr. and William W. Warren, Jr., who are retiring from our Board of Directors as of the Annual Meeting, are independent.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

The following sets forth information concerning our Board of Directors and its Committees during 2010.

How Often Did the Board of Directors Meet During 2010?

Our Board of Director held six meetings in 2010. During 2010, each current director (except Mr. Cassara who was not a director in 2010) and Ms. Bevier attended at least 75 percent of the aggregate of:

(i) the total number of meetings of the Board of Directors that were held during the period he or she served as a director; and

(ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

Each of our current directors served during all of 2010, except Mr. Cassara, who joined our Board on February 18, 2011.

The independent directors hold regularly scheduled executive sessions at which only independent directors are present, as required by Rule 5605(b)(1) of Nasdaq’s Listing Rules. Our non-executive Chair of the Board generally presides at such meetings.

We do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meeting of Shareholders. All of our current directors attended our 2010 Annual Meeting of Shareholders, except Mr. Cassara, who was not a director at that time.

Committees of the Board of Directors

Our Board of Directors currently has the following standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The duties and responsibilities of the Audit Committee are governed by a written charter adopted by our Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Information.”

Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	as necessary, consider with management and our outside auditor the rationale for employing audit firms other than the principal outside auditor;

•	as necessary, take reasonable steps to confirm with our outside auditor that the outside auditor reports directly to the Audit Committee;

•	resolve disagreements between management and our outside auditor;

•	approve the compensation of our outside auditor, and, as necessary, review and approve the discharge of our outside auditor;

•	take reasonable steps to confirm the independence of our outside auditor;

•	consider, in consultation with our outside auditor, the audit scope and plan;

•	pre-approve the retention of our outside auditor for all audit services and those non-audit services our outside auditor is permitted to provide to us;

•	review with our outside auditor the coordination of the audit effort for the effective use of audit resources;

•	at least annually, evaluate our outside auditor’s performance and independence;

•	ensure that our outside auditor’s lead partner and reviewing partner are replaced every five years;

•	review filings with the Securities and Exchange Commission;

•	consider and review with our outside auditor the adequacy of our internal controls;

•

review and discuss with management and our outside auditor, at the completion of the annual examination, our audited financial statements and related footnotes, our outside auditor’s audit of the financial statements and their report on the financial statements, and any serious difficulties or disputes with management encountered during the course of the audit;

•

consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of our outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan;

•	review, develop and monitor compliance with our Code of Ethics for the Chief Executive Officer and senior financial officers;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls.

During 2010, our Audit Committee held six meetings. The current members of the Audit Committee are Mr. Hawley (Chair), Mr. Lorber, and Mr. W. Warren, Jr. Deborah L. Bevier was a member of the Audit Committee during all of 2010. Our Board of Directors has determined that Mr. Hawley is an audit committee financial expert, within the meaning of applicable Securities and Exchange Commission rules. All of the current members of our Audit Committee are, and all members during 2010 were, independent directors within the meaning of Rules 5605(a)(2) and 5605(c)(2) of Nasdaq’s Listing Rules.

Compensation Committee.    Our Compensation Committee has the overall responsibility for approving, administering and evaluating equity and other compensation plans, policies and programs for us. The Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee may also delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to our officers to perform certain of its duties on its behalf.

The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Information.”

The Compensation Committee:

•	approves the annual cash compensation, including salary, bonus and incentive compensation of our executive officers, other than our Chief Executive Officer;

•	reviews and approves cash and equity compensation packages for new executive officers and termination packages for executive officers, other than our Chief Executive Officer; and

•

reviews and approves any new equity awards granted as part of a compensation package for a new Chief Executive Officer and any new equity awards granted as part of a termination package for a departing Chief Executive Officer.

The Compensation Committee assists our Board of Directors in establishing our Chief Executive Officer’s annual goals and objectives and annually evaluates our Chief Executive Officer’s performance. In addition, the Compensation Committee recommends our Chief Executive Officer’s cash compensation to our Board of Directors for approval consistent with our compensation philosophy. In approving the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee generally considers our performance and relative shareholder return, the value of similar incentive awards to the chief executive officers at comparable companies and the awards given to our Chief Executive Officer in prior years.

The Compensation Committee reviews trends in executive compensation, oversees the development of new compensation plans, and, when necessary, approves revisions to the existing plans. The Compensation Committee also assesses the competitiveness of our executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve our business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of our shareholders.

The Compensation Committee also reviews and recommends to our Board of Directors changes in compensation for members of our Board of Directors and its Chairman, and administers our equity incentive plans. The Compensation Committee approves all equity awards granted to our executive officers under our equity incentive plans.

During 2010, the Compensation Committee held four meetings. The current members of the Compensation Committee are Mr. McAndrews (Chair), Mr. Bible, and Mr. Wortsman. Deborah L. Bevier was the Chair of the Compensation Committee until December 1, 2010 and a member during all of 2010. All of the current members of the Compensation Committee are, and all members during 2010 were: (a) independent directors within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules, (b) “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (c) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for these persons. The Compensation Committee periodically retains Towers Watson to serve as its independent compensation consultant. At the request and direction of the Compensation Committee, Towers Watson provides analyses of our executive compensation programs and comparisons to executive compensation programs of peer companies in the media/broadcast industry and other non-broadcast specific companies of similar size to us. In addition to survey data, Towers Watson provided the Compensation Committee with proxy statement data for national market industry peers and local market general industry peers. Towers Watson does not determine or recommend executive compensation, but rather provides the Compensation Committee with guidance based on market practices and Towers Watson’s experience and understanding of our needs and objectives. Please read our “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement for a discussion of the work conducted by Towers Watson on behalf of the Compensation Committee in 2010.

Our Chief Executive Officer recommends the compensation structure for our executive officers, other than the Chief Executive Officer. The Compensation Committee reviews and approves our Chief Executive Officer’s recommendations together with any changes or adjustments as the Compensation Committee deems appropriate. The Compensation Committee has periodically provided our Chief Executive Officer with ranges for compensation and equity awards pursuant to which our Chief Executive Officer may make offers to key executives. The Compensation Committee collaborates with our Chief Executive Officer and our Board of Directors to establish our company performance objectives. To establish the individual performance objectives for each named executive officer, the Committee works with our Chief Executive Officer. The Compensation Committee also reviews periodic reports from management on matters relating to our compensation practices. Our Chief Executive Officer typically attends all meetings of the Compensation Committee, except for those meetings, or portions thereof, where her compensation is discussed. Please read our “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement for a discussion of the role of our Chief Executive Officer in determining or recommending the amount or form of executive compensation in 2010.

Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, approves and recommends to our Board of Directors director candidates, and, if necessary or desirable in the opinion of the committee, develops and recommends to our Board of Directors corporate governance principles and policies applicable to the Company.

The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board of Directors. A current copy of the written charter is available on our website at www.fsci.com under the heading “Investor Information.” During 2010, the Nominating and Corporate Governance Committee held seven meetings. Our Nominating and Corporate Governance Committee currently consists of Mr. Bible (Chair), Mr. Hawley, Mr. Graham, III, and Mr. Wortsman. All of the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules.

Director Candidate Qualifications.    When considering potential director candidates for nomination or election, our Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board of Directors and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to us and our constituents;

•	willingness to act in our best interests and in the best interests of our constituents, and

•	willingness to objectively assess the performance of our Board of Directors, Board committees and management.

Except as discussed in the previous paragraph, there are no stated minimum qualifications for director nominees. However, our Board of Directors believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition are considered when determining Board of Director needs and evaluating director candidates to fill such needs:

•	independence;

•	diversity;

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	board continuity (including succession planning);

•	board size;

•	number and type of committees, and committee sizes; and

•

legal requirements and Nasdaq, or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Our Nominating and Corporate Governance Committee considers diversity as one of several factors relating to overall composition when making nominations to our Board of Directors. While we do not have a formal policy governing how diversity is considered, the Nominating and Corporate Governance Committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board of Directors, by reviewing the diversity of the entire Board. The Nominating and Corporate Governance Committee construes Board diversity broadly to include many factors. As a result, the Nominating and Corporate Governance Committee strives to ensure that our Board of Directors is represented by individuals with a variety of different opinions, perspectives, personal, professional and industry experience and backgrounds, skills and expertise.

Identification and Evaluation of Director Candidates.    Our Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board of Directors willing to continue to serve. In the event of a vacancy on our Board of Directors, the committee’s charter requires the Chairman of the committee to initiate the effort to identify appropriate director candidates. The Nominating and Corporate Governance Committee may choose to maintain a list of director candidates to consider and propose to our Board of Directors, as required. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the committee will determine appropriate means for seeking additional director candidates. These means may involve the engagement of an outside consultant to assist in the identification of director candidates or the solicitation of ideas for possible candidates from a number of sources, including members of our Board of Directors, our executives and individuals personally known to the members of our Board of Directors or executives. The Nominating and Corporate Governance Committee interviews potential candidates and as a result of their evaluations may recommend the candidate for our Board of Directors’ consideration. In addition, background and reference checks generally will be conducted. Mr. Cassara joined our Board in February 2011 and Mr. Ogden is a new nominee. At the request of our Nominating and Corporate Governance Committee for identification of potential director candidates with strong broadcasting industry experience, a non-management director identified and recommended Mr. Cassara and our Chief Executive Officer identified and recommended Mr. Ogden.

Potential director candidates should be referred to the Chairman of the Nominating and Corporate Governance Committee for consideration by the committee and possible recommendation to our Board of Directors. The Nominating and Corporate Governance Committee will evaluate shareholder-recommended nominees based on the same criteria as Board of Director-recommended nominees.

The Nominating and Corporate Governance Committee will also consider nominations made by shareholders. In accordance with our Bylaws, to nominate a director for election to our Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of nomination by personal delivery or by registered or certified mail, postage prepaid, to our Secretary at our principal executive offices at 140 4th Avenue North, Suite 500, Seattle, Washington 98109. The nomination must be received by our Secretary not fewer than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the prior year’s annual meeting, written notice by the shareholder must be received by our Secretary not earlier than the close of business on the 90th day and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure was made. The shareholder’s notice of an intention to nominate a director must include the required information set forth in Section 3.3.1 of our Bylaws.

Communication with our Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of our Board of Directors or with our non-management directors as a group may do so by writing to: Chairman of the Board of Directors, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle Washington 98109.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Bevier, Mr. McAndrews and Mr. Wortsman served as members of the Compensation Committee during all of 2010, and Mr. Bible served from December 1, 2010. None of the members was an officer or employee of our Company or any of our subsidiaries during 2010 or in any prior fiscal year. No executive officer of our Company served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2010.

Code of Conduct and Code of Ethics

We have a Code of Conduct applicable to all of our directors, officers and employees. We also have a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, general managers, station managers and business managers. The Code of Conduct and the Code of Ethics are available on our website at www.fsci.com under the heading “Investor Information.” We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendments to or waivers of our Code of Ethics by posting such information at this location on our website. Upon request, we will provide to any person without charge a copy of our Code of Ethics. Written requests should be addressed to Investor Relations, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109.

Board Leadership Structure

Although Colleen B. Brown, our President and Chief Executive Officer, serves as a director, our Board of Directors is led by Michael D. Wortsman, our independent non-executive Chairman of the Board. We currently believe this is the most appropriate Board leadership structure because it provides our Board of Directors with a beneficial balance between the leadership offered by our Chief Executive Officer, who is the only non-independent member of our Board of Directors, and the independent perspective provided by our Chairman. We believe that this structure is generally preferred by our shareholders. Our Board of Directors believes its administration of its risk oversight function as discussed below has not affected its leadership structure.

Risk Oversight

Our Board of Directors plays an important role in the oversight of the risks facing our Company. Through its Audit Committee, our Board of Directors oversees the management by our finance group of our disclosure controls, systems of internal control over financial reporting, and significant financial and accounting matters, including liquidity and debt issues. Our senior financial executives attend and report at every meeting of the Audit Committee and Board on our controls and significant financial and accounting matters. Through its Compensation Committee, our Board manages potential business risks inherent in our compensation programs to ensure that they do not encourage unacceptable levels of risk. The entire Board receives direct reports on significant operational matters and developments at every Board meeting, and works with our general counsel, and outside counsel as needed, in the oversight of our legal and regulatory risks. In addition, our committee chairs have direct and frequent access to outside legal, regulatory and other subject matter experts to discuss current issues and developments impacting the areas covered by their committees, and they inform the full Board about such matters through regular committee reports.

The Compensation Committee monitors risks related to the Company’s compensation programs. Our Chief Executive Officer and Vice President of Human Resources and Administration evaluate on an annual basis whether our compensation policies and practices for our employees present risks reasonably likely to have a material adverse effect on the Company. They also consider whether or how our compensation policies and practices may relate to our material business risks. These officers review their findings with the Compensation Committee. Based on this review, we do not believe that potential risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and is proposing that shareholders ratify such selection. Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject.

Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 requires that the Audit Committee “must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged…for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer.” As the Audit Committee cannot abdicate this authority to our shareholders, the ratification of the selection is not binding. Any failure of shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm would, however, be considered by the Audit Committee.

PricewaterhouseCoopers LLP performed an audit of the Company’s consolidated financial statements, and of the effectiveness of the Company’s internal control over financial reporting, for the year ended December 31, 2010. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

The Board Of Directors Recommends That You Vote

“FOR” the Ratification of PricewaterhouseCoopers LLP as the Company’s

Independent Registered Public Accounting Firm for 2011.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2010	2009
Audit Fees(1)	$822,350	$1,011,450
Audit-Related Fees(2)	12,000	—
Tax Fees(3)	182,916	206,177
All Other Fees(4)	1,500	1,500

Total	$1,018,766	$1,219,127

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in the Company’s quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2010 and 2009 include amounts billed relating to internal control procedures required under the Sarbanes-Oxley Act of 2002, which were part of an integrated audit performed by PricewaterhouseCoopers LLP.

(2)	Audit-Related Fees for 2010 consists of audit-related fees rendered in connection with the Company’s Form S-8 Registration Statement.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	All Other Fees for 2010 and for 2009 consist of the annual subscription fee for an online research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegee is required to consider whether the provision of such services is compatible with maintaining the independence of the auditor.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services that the independent registered public accounting firm may from time to time provide to the Company, if the provision of such services is not otherwise prohibited. The Chairman is required to provide a report of those services so approved by him to the Audit Committee at its next regularly scheduled meeting. The Audit Committee charter permits the Audit Committee to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved.

The SEC permits the independent registered public accounting firm to provide services other than audit, review or attest services without pre-approval if, among other requirements, the aggregate amount of all such services provided constitutes no more than five percent of the total fees paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided. None of the fees paid to the independent registered public accounting firm under the categories Tax Fees and All Other Fees described above were rendered pursuant to this exception from the SEC’s general pre-approval requirements.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent registered public accounting firm. The Audit Committee charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the

United States of America and an audit of the Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent registered public accounting firm, the audit scope and plan.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2010 and the independent registered public accounting firm’s report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Company maintained effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Summary.    Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

In connection with its review of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of, and discussions with, the independent registered public accounting firm.

This report is submitted over the names of the members of the Audit Committee.

Richard L. Hawley, Chair

David A. Lorber

William W. Warren, Jr.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning current executive officers of the Company. The ages set forth below are as of March 28, 2011.

Name and Age	Position and Occupation(s) for Past Five Years
Colleen B. Brown, 52	Ms. Brown has been President and Chief Executive Officer of the Company since October 2005. She has been a director of the Company since October 2006. From 2004 to 2005, Ms. Brown was President and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp., a publicly-traded television company, from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated, a provider of local news, information and advertising in primarily midsize markets, from 1998 until the sale of the broadcasting group in 2000. From 1980 to 1998, Ms. Brown served in various senior management capacities for the broadcasting operations of Gannett Co., Inc., an international news and information company. Ms. Brown holds an M.B.A. from the University of Colorado at Boulder.

Hassan N. Natha, 51	Mr. Natha has been Vice President and Chief Financial Officer of the Company since January 2011, and Principal Accounting Officer since December 2008, and was Vice President, Finance of the Company from November 2008 until January 2011. Mr. Natha served as the Chief Financial Officer and Corporate Secretary at Jones Soda Co., a publicly-traded beverage company, from April 2006 to September 2008. Mr. Natha served as an associate with CFO Selections, a professional chief financial officer services firm from August 2005 to January 2006, a principal of B2B CFO, a chief financial officer professional services firm, from March 2003 to July 2005, and Chief Financial Officer of Washington Gaming Inc., a private real estate and gaming company, from January 2002 to December 2002. From October 2000 to December 2001, he served as senior manager of Accenture Inc., a global management consulting, technology services and outsourcing company. Mr. Natha is a Certified Public Accountant and holds a Graduate Diploma of Public Accountancy from McGill University.

Robert I. Dunlop, 43	Mr. Dunlop has been Executive Vice President, Operations of the Company since November 2010. Mr. Dunlop has held various positions with the Company since 1991, including Senior Vice President, Operations from July 2008 to November 2010, Senior Vice President from August 2007 to July 2008, Senior Vice President, Developing Media from December 2006 to August 2007, and Vice President, Developing Media from April 2006 to December 2006. From 1998 to April 2006, Mr. Dunlop served as Vice President and General Manager of the Company’s Seattle radio operations. Mr. Dunlop holds an M.B.A. from the University of Washington.

Name and Age	Position and Occupation(s) for Past Five Years
Christopher J. Bellavia, 42	Mr. Bellavia joined the Company as Vice President, Senior Attorney and Corporate Secretary in November 2008 and was appointed as an executive officer and Senior Vice President and General Counsel in May 2009. Mr. Bellavia was an attorney at Washington Mutual, Inc., a savings and loan, where he served as a First Vice President and Assistant General Counsel from January 2006 to October 2008 and as a First Vice President and Counsel from July 2003 to January 2006. From June 2000 to July 2003, he served as an attorney at Wilson Sonsini Goodrich and Rosati, a national law firm. Mr. Bellavia holds a J.D. from Cornell Law School.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors, referred to as the “Committee” in this discussion, is composed of all independent directors. The Committee oversees and regularly reviews the compensation programs for our executive officers, including the executive officers listed in our Summary Compensation Table at page 36, who we refer to as “named executives” in this Compensation Discussion and Analysis.

Executive Summary

The economic recovery in Fisher markets, robust political spending, increased television and radio ratings, and effective cost management initiatives all contributed to our improved results and higher shareholder returns in 2010. These improvements were reflected in our 2010 revenue, which increased $42.3 million or 32% compared to 2009; our 2010 EBITDA (as defined below on page 29 for the purposes of our Management Short-Term Incentive Plan), which increased by more than 300% compared to 2009; and our 2010 net income of $9.7 million, which compared to our 2009 net loss of $9.3 million.

Our executive compensation program is designed to reward personal accomplishments as well as the executive’s involvement in the achievement of the Company’s financial goals and business objectives. Our executive compensation philosophy is to offer a package that enables us to meet the requirements of the highly competitive environment within which we operate, while ensuring that executive officers are compensated in a manner that advances both the short-term and long-term interests of our Company and shareholders. Under this approach, a significant portion of the total executive compensation package is in the form of variable compensation that is dependent upon our financial and business performance, in addition to the executive’s personal performance. We believe that this approach provides our executives with incentives to direct us toward financial success.

The following table shows for each named executive the percentage of 2010 total annual compensation that was composed of fixed compensation (base salary) and variable compensation (target annual bonus plus long-term incentive equity awards made in March 2011 for 2010) as of the time such compensation was established.

Named Executive	Percentage of Total 2010 Compensation that was Fixed (Base Salary)	Percentage of Total Compensation that was Variable (Target Annual Bonus and Grant Date Value of Equity Awards)
Colleen B. Brown	45.32%	54.68%
Hassan N. Natha(1)	59.18	40.82
Robert I. Dunlop	40.61	59.39
Christopher J. Bellavia	47.25	52.75
Joseph L. Lovejoy(2)	68.97	31.03

(1)	Mr. Natha was not Chief Financial Officer in 2010, and his lower variable compensation amount and percentage reflected his 2010 position as Vice President, Finance.

(2)	Mr. Lovejoy’s employment with the Company ended on December 31, 2010. As a result, Mr. Lovejoy did not receive an annual equity award in March 2011 for 2010 performance. Additionally, Mr. Lovejoy’s percentage does not include any amounts paid to him in connection with his employment termination.

As in prior years, the compensation we paid to our named executives for service in 2010 reflected our objective and philosophy of paying for performance, but also reflected the economic uncertainty we faced at the beginning of 2010. Highlighted below are some of the key actions taken and decisions made with respect to our executive compensation programs for 2010:

•	Base salaries for each of our named executives increased by less than 4% in 2010 (after removing voluntary 2009 reductions for three named executives, as discussed below).

•

A majority of the total compensation awarded to three out of our four continuing named executives for 2010 performance consisted of variable compensation, rather than fixed compensation, as noted in the table above.

•

Our named executives earned cash bonus payouts for 2010 under both the financial performance and individual performance components of our Management Short-Term Incentive Plan given the substantial improvement in our operating and financial results in 2010. Consistent with improved financial results, total cash bonus payouts for 2010 ranged between 176% and 190% of target awards for our named executives.

Over the last several years, the Committee has acted to reinforce its pay-for-performance philosophy and to renew its focus on good governance in executive compensation matters. When making executive compensation decisions, the Committee has also properly recognized the challenges of the economic environment that has existed since the second half of 2008. Accordingly:

•

For 2009, the Committee implemented voluntary salary reductions for three named executives and did not pay cash bonuses to any employees, including the named executives, under the Company performance component of the Management Short-Term Incentive Plan to reflect our financial performance in 2009.

•	As part of a broad set of cost containment measures, for 2009 and 2010, the Committee suspended the Company matching contributions under the Company’s 401(k) Retirement Plan for all employees.

•

In 2009, the Committee approved (and recommended to the Board of Directors for adoption) new “double-trigger” change of control agreements for named executives that are in line with conservative best practice and do not provide for any excise tax restoration payments as described in more detail under “Change of Control” on page 33 below.

•	In 2010, the Committee formalized an annual process to assess risks associated with our compensation policies and programs as described in more detail under “Risk Considerations” on page 28 below.

•	To assist the Committee in its work, the Committee retains an independent compensation consultant as necessary, and oversees its work.

•	The Committee provides no perquisites to the named executives, other than supplemental long-term disability insurance.

Objectives of Executive Compensation Program

The Committee has designed our executive compensation program so that its primary objectives are to:

•	attract and retain high-caliber executives on a long-term basis;

•	encourage the creation of shareholder value;

•	pay for superior performance by aligning a substantial portion of our named executive compensation with our business and financial results and shareholder returns; and

•	maintain an appropriate balance between fixed compensation in the form of base salary and variable compensation in the form of short-term and long-term incentive opportunities.

Components of Executive Compensation

As in past years, our 2010 executive officer compensation program was comprised of three primary components:

•	base salaries;

•	short-term incentives in the form of annual cash bonus opportunities; and

•	long-term incentives in the form of stock options and restricted stock units.

We pay base salaries to provide a fixed level of financial stability to our executives in amounts that we believe are competitive and market-driven. We provide short-term incentives in the form of annual cash bonus opportunities to encourage our executives to focus their maximum effort on achieving targeted financial results, operating objectives, strategic growth, and individual performance goals. Our long-term incentive awards are intended to focus executive efforts on achieving long-term growth in shareholder value, to help the Company attract and retain key executives, and to better align our executives’ interests with the interests of our shareholders. The Committee believes that the overall compensation of our named executives is reasonable and appropriate for our Company and businesses, and competitive with compensation offered by companies similar in size to Fisher.

Determination of Executive Compensation

Process.    The Committee uses a variety of resources in determining the total compensation package for each named executive, both for determining the amount of compensation and for determining the appropriate mix of compensation. The Committee is responsible for (i) approving the total compensation packages for our named executives other than our Chief Executive Officer; (ii) approving all equity awards for our Chief Executive Officer; and (iii) recommending to the Board of Directors all cash compensation for our Chief Executive Officer.

For 2010, we continued our process of establishing base salaries and bonus opportunities at the beginning of the year for the current year (for 2010, base salary and bonus opportunities were established in March 2010) and establishing long-term incentives early in the year following the year to which they relate (for 2010, long-term incentive payouts were approved in March 2011).

For 2010 base salaries and bonus opportunities, although the Committee consulted with its independent compensation consultant, Towers Watson, on limited structural issues related to our executive compensation program, the Committee decided not to retain an independent compensation consultant to provide an updated analysis of our compensation program in an effort to reduce consultant expenses and because it believed that most peer companies did not make significant changes to their 2010 compensation programs and pay levels due to the severe 2009 economic recession. The Committee primarily reviewed Company performance objectives and/or non-financial performance objectives for each named executive, as described below under the relevant component of compensation. The Committee collaborated with our Chief Executive Officer and the Board of Directors to establish the Company performance objectives. For individual performance objectives, the named executives worked with the Chief Executive Officer and the Chief Executive Officer recommended final objectives to the Committee. While peer pay information was not a significant factor in determining 2010 base salaries and bonus opportunities, the Committee re-examined the report previously provided by Towers Watson for purposes of establishing 2009 executive compensation, which consisted of an analysis of our executive compensation program and comparisons to executive compensation programs of peer companies in the media/broadcast industry and other non-broadcast specific companies similar to Fisher in size, including survey information and proxy statement data. The report provided by Towers Watson for 2009 is described in detail in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders.

For 2010 long-term incentives, the Committee considered the Company’s overall 2010 financial performance and the named executive’s individual performance in 2010, as discussed in more detail below under the discussion for long-term incentives, and also reviewed competitive data provided by Towers Watson as a guide in establishing award values. Towers Watson’s competitive data analysis in early 2011 incorporated market information provided to the Committee in December, 2010 as well as additional competitive data from general industry peers. Towers Watson focused on data averaged over the most recent three-year period, since long-term incentive data can vary considerably from year-to-year because of the small data samples (proxy peer companies and media survey companies of similar size). For all but our Senior Vice President, Operations, general industry information was also provided to give a broader view of market practice. Guided by market data as well as internal equity considerations, Towers Watson provided an estimated long-term incentive competitive value for each named executive. The competitive values did not include consideration of 2010 performance results which in many cases were not yet released, and represented mid-range market awards for service at expected (i.e. 100%) performance levels.

In completing its 2011 analysis, Towers Watson provided long-term incentive data from the following surveys (company names in the surveys are proprietary and not available to the Company) and proxy statement data:

The following competitive media survey:

•

2010 Towers Watson CDB Media Executive survey, which includes approximately 100-150 (data averaged over three years) media companies, such as broadcasting, newspaper, radio and cable companies. The data used was size-adjusted to $150 million in revenues.

The following general industry survey, which is a national survey with data for companies of similar size to Fisher ($100 million to $499 million in annual revenues):

•	2010/2011 Towers Watson Data Services Survey Report on Top Management Compensation.

Proxy statement data:

2009 National Market Broadcast Industry Peers:

• Beasley Broadcast Group Inc. • Belo Corp. • Cumulus Media Inc. • Entercom Communications Corp. • Entravision Communications Corp.	• Gray Television Inc. • Lin Television Corp. • Nexstar Broadcasting Group Inc. • Saga Communications Inc. • Sinclair Broadcast Group Inc.

Risk Considerations.    In developing and reviewing the Company’s executive incentive programs, the Committee analyzes the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. The Committee is currently satisfied that the plan designs are conservative in this respect and that together the compensation components work as a check and balance to ensure executive incentives are fully consistent with shareholder interests.

To achieve this objective, the Company’s overall incentive compensation programs have both a short-term and long-term component. For instance, the 2010 objective of our Management STI Plan to maximize current year EBITDA was balanced by the annual vesting terms of our long-term incentive compensation program. The vesting periods, during which the value of any awarded restricted stock units and stock options can increase or decrease, helped to minimize the risk that executives would maximize 2010 EBITDA in a manner that would impair the Company’s future results.

Tax Considerations.    We considered the tax ramifications of the change of control agreements entered into with our named executives and, to preserve our tax deduction in connection with the payments payable under the agreement, we provided in the agreements that in the event any payments under the agreements are considered to be a “parachute payment” under Section 280G of the Code, the payments will be reduced so that the payments will not be treated as “parachute payments.”

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain of our executive officers, unless the compensation qualifies as performance-based compensation. We reserve the right to use our judgment to authorize compensation payments that do not qualify for the performance-based exemption if we believe such payments are appropriate and in the best interests of shareholders.

Hedging Transactions.    Hedging or monetization transactions intended to lock-in the value of stock holdings, such as zero-cost collars or forward sales contracts, may only be completed by Company directors and employees, including the named executives, after receiving the Company’s pre-clearance at least two weeks prior to execution of the underlying transaction documents. No Company employees, including the named executives, or directors requested pre-clearance for any such transaction in 2010.

2010 Executive Compensation

Base Salary.    The Committee reviews base salary levels annually and in connection with promotions, and may adjust those amounts in accordance with its review of the peer data for competitive base salary levels, the named executive’s overall performance, skills and experience, time in position, marketability, and, if applicable, promotions and changes to responsibilities. In addition, the Committee generally reviews customary financial measures, such as overall revenue growth and the Company’s financial position and management of its financial resources. The Committee also considers our Chief Executive Officer’s recommendations of base salary levels for other named executives.

Due to the unprecedented challenges raised by the severe 2009 economic recession, in 2009, Ms. Brown and Mr. Dunlop voluntarily took a 10% reduction to their respective base salaries and Mr. Lovejoy voluntarily took a 5% reduction. Following the 2009 recession, base salaries were automatically reinstated to 2008 pre-reduction levels prior to any base pay adjustments made by the Committee.

In consideration of the factors discussed above, the Committee, and for Ms. Brown, the Board of Directors, established the following 2010 base salaries:

	2010 Base Salary	Percentage Increase(1)
Colleen B. Brown	$566,000	3.7%
Hassan N. Natha	185,400	3.0
Robert I. Dunlop	278,000	3.6
Christopher J. Bellavia	212,790	3.8
Joseph L. Lovejoy	252,400	—

(1)	For Ms. Brown and Messrs. Lovejoy and Dunlop, the percentage increase shown is calculated after reinstatement of the named executive’s 2008 base salary amount.

Annual Cash Bonus.    We provide annual cash bonus opportunities for executives pursuant to our Management Short-Term Incentive Plan (the “STI Plan”). For 2010, the STI Plan once again had two components — a Company performance component (80% of the award) and an individual performance component (20% of the award). Named executives may earn up to 200% of the applicable target amount for each component, depending on the level of achievement of the performance goals established for such component. Payouts for the individual performance component for all participants are also subject to an aggregate award pool, as described below.

Company Performance Component

For the Company performance component, payout depends upon the Company’s achievement of a pre-established corporate performance goal, which for 2010 was earnings before interest, taxes, depreciation, and amortization, together with any adjustments approved by the Committee in the annual Company budget approval process for certain non-recurring items (“EBITDA”). The Committee chose to use EBITDA as the performance measure again in 2010 because it believes it is one of the most common measures used to value companies in the broadcasting industry and one of the strongest indicators of the Company’s financial and operational performance.

The EBITDA target established by the Committee under the STI Plan for 2010 was $18.9 million, which represented an over 125% increase compared to the Company’s actual EBITDA for 2009. Given that the established target represented a significant increase over 2009 actual results, the Committee believed the 2010 EBITDA target was an appropriately challenging target, especially in light of the difficult operating environment that carried over from 2009 into the early part of 2010.

For 2010, the Committee modified the STI Plan established for 2009 to expand the payout range for this component. Under the 2009 STI Plan, achievement of at least 96% of the applicable EBITDA target was required to earn any payout, with achievement of 110% of the applicable EBITDA target earning a maximum payout.

After consultation with Towers Watson, the Committee determined that requiring at least 96% achievement to earn any payout under this component of the STI Plan was too high when compared to peer practices. Accordingly, the Committee approved a payout range under the 2010 STI Plan so that payouts are earned for achievement of at least 80% of the applicable EBITDA target with maximum payouts made for achievement of 120% of the target. With the new payout thresholds under the 2010 STI Plan, although there is a greater likelihood that named executives will receive any payout for the Company performance component of the plan, a higher achievement of the EBITDA target is required to receive a payout greater than 120% of target amounts. The Committee retained the discretion to approve all final payouts made under the STI Plan. The following table sets forth the matrix used by the Committee to determine bonus payouts pursuant to the Company performance component, with interpolation in the event that the Company’s performance falls between the stated percentiles:

Company Performance (EBITDA) as a % of Target	Company Performance Component Payout as a % of Target	Company Performance (EBITDA) as a % of Target	Company Performance Component Payout as a % of Target
80% or less	0%	101%	105%
81	1	102	110
82	8	103	115
83	10	104	120
84	13	105	125
85	15	106	130
86	18	107	135
87	23	108	140
88	28	109	145
89	33	110	150
90	38	111	155
91	43	112	160
92	48	113	165
93	53	114	170
94	60	115	175
95	68	116	180
96	75	117	185
97	83	118	190
98	90	119	195
99	98	120 or more	200
100	100

Individual Performance Component

The individual performance component is intended to focus and hold executives individually accountable for achievement of the Company’s strategic objectives relevant to their areas of responsibility. For 2010, the Committee also modified this component of the STI Plan to provide that, in the Committee’s discretion, payouts to eligible participants for the individual performance component are made from an award pool (the “Award Pool”) funded by the Company depending upon the level of the EBITDA target achieved by the Company’s performance during the year. The Committee determined that this component provides additional personal accountability and incentives to each executive, while also continuing to reward for superior corporate performance through the overall Company performance measure. Payouts under this component of the STI Plan to participants, including the named executives and participants in the Company’s Broadcast Group Management Short Term Incentive Plan (the “Broadcast Group STI Plan”), are determined by the Committee in its sole discretion based on the participant’s individual performance during the year. The sum of all payouts made to participants in the STI Plan and the Broadcast Group STI Plan for the individual performance component cannot exceed the Award Pool; however, the entire amount of the Award Pool does not have to be paid out to participants. The Award Pool is established as a percentage of the aggregate amount of both plans’ participants’ individual performance target amounts (the “Aggregate Individual Target Amounts”). The funding level for the

Award Pool ranges from a minimum of 80% to a maximum of 200% of the Aggregate Individual Target Amounts according to the table below, with interpolation in the event that the Company’s performance falls between the stated percentiles. Based on the Company’s 2010 EBITDA, the Award Pool was funded at 200% of the Aggregate Individual Target Amounts, and 64% of the Award Pool was paid out to the participants in the aggregate.

Company Performance (EBITDA) as a Percentage of Target	Pool Funding as a Percentage of the Aggregate Individual Target Amounts
< 80%	80%
80%	80%
85%	85%
90%	90%
95%	95%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%

Target Bonus Opportunities

The target bonus opportunity for each named executive under the 2010 STI Plan is set as a percentage of base salary, including any salary adjustments occurring during the year, and for 2010 ranged from 25% to 50% of base salary. In general, those executive officers with more overall responsibility command a larger incentive target percentage to reflect the greater duties, responsibilities and accountability for the Company’s overall results and performance. For 2010, the Committee established the following target bonus opportunities for our named executives, which were the same as target bonus opportunities for 2009 as a percentage of base salary:

Named Executive	Target Bonus Opportunity as a Percentage of Base Salary	Target Company Performance Component	Target Individual Performance Component	Total Target Bonus Opportunity
Colleen B. Brown	50%	$226,400	$56,600	$283,000
Hassan N. Natha	25	37,080	9,270	46,350
Robert I. Dunlop	45	100,080	25,020	125,100
Christopher J. Bellavia	35	59,581	14,896	74,477
Joseph L. Lovejoy	45	90,864	22,716	113,580

Actual Payouts

The Company’s actual 2010 EBITDA was $34.7 million, greater than 120% of the established target under the 2010 STI Plan. As a result, each named executive earned a payout for the Company performance component under the STI Plan equal to 200% of the named executive’s target amount for that component, and the Award Pool for the individual performance component was funded at 200% of the Aggregate Individual Target Amounts. Payouts for the Company performance component are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 36, and payouts for the individual performance component are reflected in the Bonus column of the Summary Compensation Table. From the Award Pool, the Committee, and for Ms. Brown, the Board of Directors, awarded each named executive a payout for the STI Plan individual performance component after reviewing individual performance under four broad categories: (1) leadership, (2) internal/external reputation, (3) strategic initiatives and (4) Company values. The following chart highlights the specific achievements considered for each named executive:

Named Executive	Payout Percentage	Individual Performance Considered by the Committee
Colleen B. Brown	150%	Provided key strategic and organizational leadership, strengthened financial performance and optimized organizational structure to support strategy while reducing expenses; continued to build on Fisher’s new media growth strategy; improved the use of non-broadcast assets; and improved ratings, revenue share, new revenue and Internet growth.

Hassan N. Natha	113	Demonstrated a high standard of excellence in driving effective execution and results in finance and accounting matters; successfully reorganized the finance function and team throughout the Company; enhanced the Company’s internal controls process; and cultivated collaborative relationships with external stakeholders.

Robert I. Dunlop	150	Provided strong leadership role in restructuring the organization for expense savings; led operations to improved rank, ratings, and revenue performance; and provided key leadership for the Company’s efforts to multi-platform solutions.

Christopher J. Bellavia	150	Demonstrated a high standard of excellence in providing legal and strategic advice to the Company and Board of Directors; managed the 2010 annual meeting of shareholders including two shareholder proposals; provided leadership and counsel in advancing corporate initiatives; and continued to effectively consolidate relationships with legal services providers to drive greater expense management.

Joseph L. Lovejoy	80	Demonstrated leadership and expert analysis in strategic investment matters; provided continued enhancements to Company investor transparency; and successfully resolved key issues in Company contract negotiations.

Long-Term Incentive Compensation.    Long-term incentives in the form of stock options and restricted stock units are made from the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Plan”). Stock options have a ten-year term and exercise prices equal to the reported closing market price per share of our common stock on the date of grant. Stock options and restricted stock unit awards granted since the beginning of 2009 vest in four equal annual installments. Based on our current practice, long-term incentive awards are made on an individual basis and are generally approved early in the year following the year to which they relate (e.g., awards for 2010 performance were made in March 2011) to coincide with other executive compensation decisions. For new executives, grants of stock options and restricted stock units are typically made at the time of hire. We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our named executives’ compensation. The Committee approves all grants of stock options and restricted stock units made to our named executives.

In 2010, we provided long-term incentives to our named executives in the form of stock options and restricted stock units to reward the named executives for their 2009 performance, as discussed in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders. For 2010 performance, the Committee granted long-term equity incentive awards on March 1, 2011 to our named executives in the following amounts:

	2011 Awards for 2010 Performance
	Stock Options	Restricted Stock Units
Colleen B. Brown	6,600	15,400
Hassan N. Natha	1,080	2,520
Robert I. Dunlop	3,711	8,659
Christopher J. Bellavia	2,145	5,005
Joseph L. Lovejoy(1)	—	—

(1)	Mr. Lovejoy did not receive an award since his employment with the Company ended on December 31, 2010.

As in previous years, the long-term equity awards granted to each of our named executives for 2010 performance consisted of 30% stock options and 70% restricted stock units. The Committee used competitive award data for each executive provided by Towers Watson as a guide in establishing awards. Awards granted to each named executive included consideration of the Company’s overall financial performance as measured by EBITDA as well as the named executive’s performance in the same four broad categories considered for the individual performance component of the STI Plan: (1) leadership, (2) internal/external reputation, (3) strategic initiatives, and (4) company values. The value of the long-term equity awards provided to each of our continuing named executives (other than Mr. Natha) in March 2011 for 2010 performance was generally at 125% of competitive market value for the named executive’s position, reflecting the Company’s superior financial performance in 2010. Mr. Natha’s long-term equity award value for 2010 performance was at 63% of competitive market value for the chief financial officer position given that he was not our Chief Financial Officer during 2010.

Change of Control.    We have entered into “double-trigger” change of control agreements with each of the named executives, which entitle the named executives to certain payments in the event that there is a change of control of the Company followed by a termination of the named executive’s employment under certain circumstances, as described in more detail under “Potential Payments Upon Termination of Employment or Change of Control” on page 41. The Company entered into the change of control agreements in light of the Company’s relatively lean management structure, lack of severance or employment agreements with its executives, and general consolidation trends in the broadcasting industry. In evaluating the need for the agreements, the Committee worked with Towers Watson on a review of industry and peer-company standards. Towers Watson also advised the Committee in its deliberations concerning the appropriate structure and terms for executive management change of control benefits. As a result of its review, the Committee concluded that appropriate change of control arrangements were common and are an important tool for attracting and retaining executive talent.

The change of control agreements were approved by both the Committee and the Board of Directors to provide key Company executives with a strong incentive to remain with the Company and to reduce the level of uncertainty and distraction that is likely to result from an actual or potential change of control of the Company. The Committee believes the amounts payable to the named executives under the agreements are in line with conservative best practice and consistent with industry standards.

In addition, as described under “Potential Payments upon Termination of Employment or Change of Control” on page 41, stock options and restricted stock units granted under the 2008 Equity Plan will accelerate and become fully vested immediately prior to a change of control of the Company, unless the awards are converted, assumed or replaced by the successor company in such transaction, or unless the Committee determines otherwise at the time of such transaction. These provisions are designed to provide maximum flexibility for the Company in the event of a merger or similar transaction by allowing the Company to structure a transaction in a manner that is most attractive to a potential acquiring company, while at the same time being fair to and facilitating the retention of critical employees during a transaction and motivating management to obtain the best price for our Company, thereby aligning their interests with the interests of our shareholders.

The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these change of control benefits.

Severance.    We do not have a severance policy or plan applicable to our named executives, but may enter into severance arrangements with our executives, including our named executives, on a case-by-case basis. As described under “Potential Payments upon Termination of Employment or Change of Control” on page 41, the Amended and Restated Fisher Communications Incentive Plan of 2001 (the “2001 Plan”) provides that stock options and restricted stock rights accelerate and become fully vested upon termination of employment due to death or disability and stock options accelerate and become fully vested upon termination of employment due to retirement after age 65. These benefits were included in the 2001 Plan to provide to all plan participants with additional death, disability and retirement benefits that were comparable to peer practices when the 2001 Plan was adopted. The Company’s 2008 Equity Plan, pursuant to which it makes current awards, does not provide for these benefits.

In December 2010, we entered into a Transition and Consultation Agreement and General Release with Mr. Lovejoy in connection with his termination of employment on December 31, 2010. In accordance with the agreement, the Company paid Mr. Lovejoy a lump sum separation payment of $156,324, plus $10,000 to a consulting firm for post-employment business planning services provided to Mr. Lovejoy. In the agreement, Mr. Lovejoy agreed to a general employment-related waiver and release of claims, 12-month non-solicitation and non-competition provisions, and confidentiality provisions. The agreement also includes mutual non-disparagement provisions. Mr. Lovejoy’s agreement also provides that from January 1, 2011 through December 31, 2011, he will provide general financial and strategic consulting services to the Company, as requested by the Company for up to 40 hours of service per month. In exchange for the consulting services, the Company will pay Mr. Lovejoy a fee of $8,500 per month. The consulting services and payments will cease if Mr. Lovejoy obtains full-time employment with an organization other than his financial consulting firm prior to December 31, 2011. We believe the agreement with Mr. Lovejoy was reasonable and appropriate in lieu of other arrangements and in exchange for his undertakings and obligations contained in the agreement.

Other Compensation.    Our named executives are eligible to participate in the Company’s 401(k) Retirement Plan. The Company did not provide any matching contributions to employees in 2010; however, effective January 1, 2011, the Company reinstated its discretionary matching contributions in amounts equal to 50% of the employee’s contributions, up to 4 percent of income and subject to statutory limitations imposed by the Code. The Company’s matching contributions are available to all plan participants, including our named executives. Named executives are also eligible to participate in standard Company benefit plans available to all employees, including medical, dental, vision insurance, short and long-term disability coverage, vacation and sick leave and life and accident insurance. We provide no pension or deferred compensation benefits for our named executives. In 2010, the Company also provided named executives with additional long term disability insurance coverage intended to supplement the automatic coverage provided to all Company participants. This benefit is discussed in greater detail under “Potential Payments upon Termination of Employment or Change of Control” on page 41.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Brian P. McAndrews, Chair

Paul A. Bible

Michael D. Wortsman

SUMMARY COMPENSATION TABLE

The following information is provided regarding the compensation earned during the three most recent calendar years, as applicable, by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our next two most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)		Total ($)
Colleen B. Brown	2010	566,000	84,900	390,348	86,421	452,800	4,581		1,585,050
President and Chief	2009	491,400	49,140	228,200	49,638	—	—		818,378
Executive Officer	2008	546,000	—	239,998	266,616	—	50,016		1,102,630
Hassan N. Natha(1)	2010	185,400	10,475	65,058	14,403	74,160	—		349,496
Vice President and Chief Financial	2009	180,000	9,000	14,263	2,482	—	—		205,745
Officer and Principal Accounting
Officer
Robert I. Dunlop	2010	278,000	37,530	168,067	37,209	200,160	—		720,966
Executive Vice President,	2009	241,560	29,350	93,725	16,546	—	—		381,181
Operations	2008	253,239	5,000	101,058	131,012	—	16,108		506,417
Christopher J. Bellavia(2)	2010	212,790	22,343	151,802	33,608	119,162	—		539,705
Senior Vice President,	2009	191,849	16,048	14,263	2,482	—	—		224,642
General Counsel
and Corporate Secretary
Joseph L. Lovejoy(3)	2010	252,400	18,173	135,538	30,007	181,728	166,324	(8)	784,170
Former Senior Vice President and	2009	239,780	19,854	74,980	13,237	—	—		347,851
Chief Financial Officer	2008	234,361	5,000	81,632	105,330	—	14,803		441,126

(1)	Mr. Natha joined the Company in November 2008 and became Chief Financial Officer on January 1, 2011.

(2)	Mr. Bellavia joined the Company in November 2008.

(3)	Mr. Lovejoy’s employment with the Company ended on December 31, 2010.

(4)	Amounts for 2010 in this column represent payouts under the individual performance component of our Management Short-Term Incentive Plan, as discussed under “Compensation Discussion and Analysis” on page 25.

(5)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of the awards granted by the Company computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). For this purpose, the grant date fair value of each restricted stock unit award granted in 2010 and reflected in this column was $15.49 per share, which was equal to the reported per share closing price of the Company’s common stock on the date of grant. The 2010 awards in this column vest in four equal annual installments from the first anniversary of the grant date.

(6)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of the awards granted by the Company computed in accordance with FASB Topic 718. The options granted in 2010 were granted with an exercise price of $15.49 per share, the reported closing market price of our common stock on the grant date. To calculate grant date fair value, the Company used the Black-Scholes valuation model with the following inputs for 2010: expected volatility: 56.43%, risk-free interest rate: 2.22%, expected life: 5.4 years, and expected dividend yield: 0%. The resulting 2010 Black-Scholes grant date fair value was $8.19 per share. The 2010 awards in this column vest in four equal annual installments from the first anniversary of the grant date.

(7)	Amounts for 2010 in this column represent payouts under the Company performance component of our Management Short-Term Incentive Plan, as discussed under “Compensation Discussion and Analysis” on page 25.

(8)	In connection with his termination of employment on December 31, 2010, Mr. Lovejoy received a lump sum separation payment in the amount of $156,324 plus a $10,000 payment to a consulting firm for post-employment business planning services provided to Mr. Lovejoy.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information for each of our executive officers listed in the Summary Compensation Table with respect to potential non-equity incentive plan payouts under the Fisher Communications Management Short-Term Incentive Plan, and stock option and restricted stock units granted under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) in March 2010 for 2009 performance.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Colleen B. Brown	03/09/10	—	—	—	25,200	—	—	$390,348
	03/09/10	—	—	—	—	10,800	$15.49	$86,421
	—	2,264	226,400	452,800	—	—	—	—
Hassan N. Natha	03/09/10	—	—	—	4,200			$65,058
	03/09/10	—	—	—		1,800	$15.49	$14,403
	—	371	37,080	74,160	—	—	—	—
Robert I. Dunlop	03/09/10	—	—	—	10,850	—	—	$168,067
	03/09/10	—	—	—	—	4,650	$15.49	$37,209
	—	1,001	100,080	200,160	—	—	—	—
Christopher J. Bellavia	03/09/10	—	—	—	9,800	—	—	$151,802
	03/09/10	—	—	—		4,200	$15.49	$33,608
	—	596	59,581	119,162	—	—	—	—
Joseph L. Lovejoy	03/09/10	—	—	—	8,750	—	—	$135,538
	03/09/10	—	—	—	—	3,750	$15.49	$30,007
	—	909	90,864	181,728	—	—	—	—

(1)	Represents the potential payouts under the Company performance component of the Management Short-Term Incentive Plan and excludes the potential payouts under the individual performance component, which was discretionary. Actual payouts are provided in the “Summary Compensation Table” and discussed in the “Compensation Discussion and Analysis.”

Employment Offer Letters

We do not have employment agreements with any of our executive officers, but we do have offer letters for each executive which established the salary, option grants and stock awards for the year in which they were hired. Executive officers are evaluated on an individual basis each year thereafter and salary adjustments and grants of additional stock options and stock awards are made accordingly.

Equity Awards

The annual restricted stock units and stock options granted to our named executives on March 9, 2010 were granted under the 2008 Plan. The awards reported in the table above vest in four equal annual installments from the date of grant. Each stock option awarded has an exercise price equal to the reported closing price of our common stock on the grant date.

Management Short-Term Incentive Plan

Non-equity incentive plan awards to our named executives were made pursuant to the terms of the Management Short-Term Incentive Plan, which is described beginning on page 29 of this Proxy Statement. Payouts under this plan are in the form of cash bonuses. Eighty percent of the payouts are non-equity incentive plan awards subject to the achievement of a pre-established Company performance goal. Twenty percent of the payouts are discretionary awards subject to our Compensation Committee’s determination as to the named executive’s individual performance during the year. Payouts of the discretionary awards are reflected in the Bonus column in our Summary Compensation Table above.

Transition and Consultation Agreement with Joseph L. Lovejoy

In connection with Mr. Lovejoy’s termination of employment on December 31, 2010, the Company entered into a Transition and Consultation Agreement and General Release with Mr. Lovejoy. Under the agreement, the Company paid Mr. Lovejoy a lump sum separation payment of $156,324, plus $10,000 to a consulting firm for post-employment business planning services provided to Mr. Lovejoy. The agreement also provides that from January 1, 2011 through December 31, 2011, Mr. Lovejoy will provide general financial and strategic consulting services to the Company, as requested by the Company for up to 40 hours of service per month. In exchange for the consulting services, the Company will pay Mr. Lovejoy a fee of $8,500 per month. The consulting services and payments will cease if Mr. Lovejoy obtains full-time employment with an organization other than his financial consulting firm prior to December 31, 2011. For more information regarding this agreement, please refer to the section entitled “Severance” in our “Compensation Discussion and Analysis.”

Fixed Compensation in Proportion to Total Compensation

Fixed compensation in proportion to total compensation paid to our named executives for 2010 service ranged from 40.61% to 68.97%. See “Executive Summary” on page 25 of this Proxy Statement.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes certain information with respect to outstanding option awards and unvested restricted stock rights/units held by each of the executive officers listed in our Summary Compensation Table, as of December 31, 2010.

	Option Awards(1)					Stock Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
		Exercisable	Unexercisable
Colleen B. Brown(2)	10/10/2005	15,000	—	45.94	10/10/2015	—	—
	12/04/2006	8,000	2,000	45.19	12/04/2016	—	—
	03/08/2007	6,000	4,000	45.90	03/08/2017	—	—
	03/12/2008	12,000	18,000	30.09	03/12/2018	—	—
	03/11/2009	3,750	11,250	8.15	03/11/2019	—	—
	03/09/2010	—	10,800	15.49	03/09/2020	—	—
		—	—	—	—	52,186	1,137,655
Hassan N. Natha(3)	12/09/2008	800	1,200	22.59	12/09/2018	—	—
	03/11/2009	188	562	8.15	03/11/2019	—	—
	03/09/2010	—	1,800	15.49	03/09/2020	—	—
		—	—	—	—	5,812	126,702
Robert I. Dunlop(4)	02/14/2001	4,800	—	60.00	02/14/2011	—	—
	02/13/2002	5,000	—	36.86	02/13/2012	—	—
	04/24/2003	5,000	—	46.88	04/24/2013	—	—
	02/11/2004	2,500	—	51.50	02/11/2014	—	—
	03/07/2005	3,500	—	51.41	03/07/2015	—	—
	03/07/2006	2,240	560	42.70	03/07/2016	—	—
	12/04/2006	2,400	600	45.19	12/04/2016	—	—
	03/12/2008	2,900	4,350	30.09	03/12/2018	—	—
	07/29/2008	2,374	3,561	35.90	07/29/2018	—	—
	03/11/2009	1,250	3,750	8.15	03/11/2019
	03/09/2010	—	4,650	15.49	03/09/2020	—	—
		—	—	—	—	21,692	472,886
Christopher J. Bellavia(5)	11/03/2008	800	1,200	36.63	11/03/2018	—	—
	03/11/2009	188	562	8.15	03/11/2019	—	—
	03/09/2010	—	4,200	15.49	03/09/2020	—	—
		—	—	—	—	11,412	248,782
Joseph L. Lovejoy(6)	03/07/2005	1,500	—	51.41	03/31/2011	—	—
	03/07/2006	1,280	—	42.70	03/31/2011	—	—
	12/04/2006	2,400	—	45.19	03/31/2011	—	—
	03/12/2008	2,400	—	30.09	03/31/2011	—	—
	07/29/2008	1,855	—	35.90	03/31/2011	—	—
	03/11/2009	1,000	—	8.15	03/31/2011	—	—

(1)	The stock option awards and restricted stock rights/units reported in this table granted before January 1, 2009 vest in five equal annual installments beginning on the first anniversary of the date of grant. The stock option awards and restricted stock units reported in this table granted after January 1, 2009 vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	As of December 31, 2010, Ms. Brown held the following restricted stock rights/units:
•	400 restricted stock rights granted on December 4, 2006, which vest on December 4, 2011. Does not include 400 rights that vested on each of December 4, 2007, 2008, 2009 and 2010.
•	800 restricted stock rights granted on March 8, 2007. 400 rights vest on each of March 8, 2011, and 2012. Does not include 400 rights that vested on each of March 8, 2008, 2009 and 2010.

•

4,786 restricted stock rights granted on March 12, 2008. 1,595 rights vest on each of March 12, 2011, and 2012. 1,596 rights vest on March 12, 2013. Does not include 1,595 rights that vested on each of March 12, 2009 and 2010.

•	21,000 restricted stock units granted on March 11, 2009. 7,000 units vest on each of March 11, 2011, 2012 and 2013. Does not include 7,000 units that vested on March 11, 2010.
•	25,200 restricted stock units granted on March 9, 2010. 6,300 units vest on each of March 9, 2011, 2012, 2013 and 2014.

(3)	As of December 31, 2010, Mr. Natha held the following restricted stock units:
•	300 restricted stock units granted on December 9, 2008. 100 units vest on each of November 17, 2011, 2012 and 2013. Does not include 100 units that vested on each of November 17, 2009 and 2010.
•

1,312 restricted stock units granted on March 11, 2009. 438 units vest on March 11, 2011, and 437 units vest on each of March 11, 2012 and 2013. Does not include 438 units that vested on March 11, 2010.

•	4,200 restricted stock units granted on March 9, 2010. 1,050 units vest on each of March 9, 2011, 2012, 2013, and 2014.

(4)	As of December 31, 2010, Mr. Dunlop held the following restricted stock rights/units:
•	140 restricted stock rights granted on March 7, 2006, which vest on March 7, 2011. Does not include 140 rights that vested on each of March 7, 2007, 2008, 2009 and 2010.
•	200 restricted stock rights granted on December 4, 2006, which vest on December 4, 2011. Does not include 200 rights that vested on each of December 4, 2007, 2008, 2009 and 2010.
•

1,158 restricted stock rights granted on March 12, 2008. 385 rights vest on each of March 12, 2011 and 2012. 388 rights vest on March 12, 2013. Does not include 385 rights that vested on each of March 12, 2009 and 2010.

•

719 restricted stock units granted on July 29, 2008. 240 units vest on each of July 29, 2011, and 2012. 239 units vest on July 29, 2013. Does not include 240 units that vested on each of July 29, 2009 and 2010.

•	8,625 restricted stock units granted on March 11, 2009. 2,875 units vest on each of March 11, 2011, 2012 and 2013. Does not include 2,875 units that vested on March 11, 2010.
•	10,850 restricted stock units granted on March 9, 2010. 2,713 units vest on each of March 9, 2011 and 2012. 2,712 units vest on each of March 9, 2013 and 2014.

(5)	As of December 31, 2010, Mr. Bellavia held the following restricted stock units:
•	300 restricted stock units granted on November 3, 2008. 100 units vest on each of November 3, 2011, 2012 and 2013. Does not include 100 units that vested on each of November 3, 2009 and 2010.
•

1,312 restricted stock units granted on March 11, 2009. 438 units vest on March 11, 2011, and 437 units vest on each of March 11, 2012 and 2013. Does not include 438 units that vested on March 11, 2010.

•	9,800 restricted stock units granted on March 9, 2010. 2,450 units vest on each of March 9, 2011, 2012, 2013 and 2014.

(6)	Mr. Lovejoy forfeited all unvested stock options and restricted stock rights/units in connection with his termination of employment as of December 31, 2010. Accordingly, he held no restricted stock rights/units as of such date. In addition, all vested stock options will terminate if not exercised by March 31, 2011.

(7)	The values in this column were calculated by multiplying the number of shares by $21.80, which was the reported closing price of our common stock on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes certain information for each of the executive officers listed in our Summary Compensation Table with respect to stock option exercises and restricted stock rights/units that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Colleen B. Brown	—	—	9,995	156,245
Hassan N. Natha	—	—	538	8,451
Robert I. Dunlop	—	—	3,840	60,077
Christopher J. Bellavia	—	—	538	8,527
Joseph L. Lovejoy	—	—	3,087	48,481

(1)	The value realized is based on the closing price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Change of Control Agreements.    We have entered into change of control agreements with certain key executives, including each of our named executives (collectively the “Agreements”). The form for each of the Agreements is generally consistent. The Agreements have a “double-trigger,” which means that they only provide for payments to each executive if there is a change of control of the Company followed by a termination of the executive’s employment under certain circumstances, as more fully described below. Each Agreement provides for the continuing employment of the executive for 18 months after a change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are payable only if the executive’s employment is terminated by the Company or its acquirer without cause or if the executive terminates his or her own employment for good reason during the 18-month period after a change of control.

In the event of a qualifying termination:

•	Ms. Brown would be entitled to a lump sum severance payment equal to two (2) times her then current annual salary, plus an amount equal to her then current target cash bonus; and

•	Each of the other named executives would be entitled to a lump sum severance payment equal to one (1) times his then current annual salary, plus an amount equal to his then current target cash bonus.

As defined in the Agreement, the following terms have the following meanings:

“Change of control” generally means the occurrence of any of the following events:

•

A change in the composition of the Board of Directors such that the incumbent Board members cease to constitute at least a majority of the Board of Directors (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent Board). For this purpose, directors who join the Board in connection with an actual or threatened proxy contest shall not be considered part of the incumbent Board.

•

The acquisition by any individual, entity or group of 35% or more (if not approved by the Board of Directors) or 40% or more (if approved by the Board of Directors) of the Company’s outstanding common stock or the combined voting power of the Company’s outstanding voting securities, with certain exclusions.

•

Completion of a reorganization, merger or consolidation approved by the Company’s shareholders unless immediately following such transaction (i) the Company’s shareholders own more than 60% of the common stock of the surviving corporation; (ii) no person or entity owns 33% or more of the surviving corporation’s common stock (with certain exceptions); and (iii) the transaction does not result in a change of a majority of the Company’s Board of Directors.

•

A complete liquidation or dissolution of the Company or sale or disposition of all or substantially all of the Company’s assets other than to a corporation with respect to which immediately following such sale or disposition each of the following applies: (i) the Company’s shareholders own more than 60% of the common stock of the surviving corporation; (ii) no person or entity owns 33% or more of the surviving corporation’s common stock (with certain exceptions); and (iii) the transaction does not result in a change of a majority of the Company’s Board of Directors.

“Cause” generally means the occurrence of one or more of the following events:

•	The executive’s clear refusal to carry out his or her material lawful duties or directions that are reasonably consistent with the general duties of his or her position.

•

The executive’s persistent failure to carry out his or her lawful duties or directions that are reasonably consistent with the general duties of his or her position after reasonable notice and opportunity to correct such failure.

•	Violation by the executive of a state or federal criminal law involving a crime against the Company or other criminal act involving moral turpitude.

•

The executive’s current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive involving the Company; or any incident materially compromising the executive’s professional reputation or ability to represent the Company.

•	Any other material violation of the terms of the Agreement that is not cured by the executive within the required time periods.

“Good reason” generally means the occurrence of one or more of the following events:

•	A material diminution in the executive’s authority, duties or responsibilities.

•	A material reduction in the executive’s annual base salary.

•	A relocation of the executive’s principal place of employment beyond 50 miles.

•	Any other material breach of the Agreement by the Company.

The Agreements do not contain a “parachute” excise tax gross-up provision. Rather, each Agreement provides that if it is determined that certain of an executive’s payments or benefits will be subject to any “parachute” excise tax pursuant to Section 4999 of the Code, or any similar or successor provision, certain of the executive’s payments or benefits will be reduced by the Company to the extent necessary to prevent any such payments or benefits from being an “excess parachute payment” (within the meaning of Section 280G of the Code). To receive any payments under the Agreements, executives must execute a general release and waiver of any and all claims against the Company.

Pursuant to the terms of the Agreements, if the employment of each named executive had terminated for qualifying purposes in connection with a change in control on December 31, 2010, the last business day of 2010, our named executives would have received the lump-sum payments indicated in the Estimated Potential Cash Payments and Value of Acceleration Under Equity Compensation Plans table below. The actual amount payable to each named executive under his or her Agreement can only be determined at the time of an actual termination.

Management Short-Term Incentive Plan.    Under the terms of the Management Short-Term Incentive Plan, in the case of a termination of employment during a plan year, the bonus payment will be prorated for the number of months of the year completed prior to termination and will be based on the actual level of corporate performance and individual performance achieved during the performance period, and as approved by the Compensation Committee. Accordingly, assuming termination of employment on December 31, 2010, the participants in this plan would not have been entitled to any incremental payments as a result of termination that would not already have been earned.

Equity Compensation Plans.    Under the terms of the Company’s Incentive Plan of 2001 (the “2001 Plan”), in the event of a reorganization, merger or consolidation with one or more corporations, the vesting of awards does not automatically accelerate; however, the Board of Directors may, in its sole discretion, provide a 30 day period immediately prior to such event during which optionees will have the right to exercise stock options in whole or in part without any limitations on exercisability. Under the terms of the 2008 Plan, in the event of a change in control of the Company, all outstanding stock options and restricted stock units will accelerate and become fully vested immediately prior to the change in control, unless (i) the change in control is a company transaction and the awards are converted, assumed or replaced by the successor company in such transaction; or (ii) the Company’s Compensation Committee determines otherwise at the time of such transaction. In addition, stock options and restricted stock rights granted under the 2001 Plan accelerate upon termination of employment due to death or disability and stock options accelerate upon termination of employment due to retirement after age 65.

For purposes of the 2008 Plan, the following terms have the following meanings:

“Change in control” generally means the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 40% or more of either (a) the then outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or an affiliate, an acquisition pursuant to a transaction with certain related parties, or any acquisition approved by the Board of Directors);

•

a change in the composition of the Board of Directors during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board of Directors (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent Board); or

•	consummation of a company transaction.

“Company transaction” generally means the consummation of any of the following, excluding transactions with certain related parties:

•	a merger or consolidation of the Company with or into any other company;

•

a statutory share exchange in which the Company’s outstanding shares are acquired, or a sale in a transaction or series of transactions undertaken with a common purpose of at least a majority of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in a transaction or series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Key-Management Long-Term Disability Plan.    The Company pays the premiums for supplemental long-term disability insurance for our named executives (the “Supplemental Disability Plan”). The standard disability benefit offered by the Company to all employees provides long-term disability insurance benefits equal to 66.7% of the employee’s salary, and the benefit is capped at a maximum payment of $15,000 per month. The Supplemental Disability Plan supplements the amount of the standard benefit available to the named executives in the event of a termination due to a disability and brings the total benefits available under both plans closer to 75% of salary. Thus, for a termination of employment due to a disability on December 31, 2010, the continuing named executives would have been eligible for monthly disability benefits pursuant to the Supplemental Disability Plan in the following amounts: Ms. Brown: $5,000, Mr. Natha: $1,250, Mr. Dunlop: $1,631, and Mr. Bellavia: $1,423. For a termination of employment on December 31, 2010 due to a catastrophic disability (for example, a loss of ability to perform two or more essential daily functions), the named executives would have been eligible for additional monthly disability benefits in the following amounts: Ms. Brown: $8,000, Mr. Natha: $3,749, Mr. Dunlop: $4,894, and Mr. Bellavia: $4,269. In either instance, a named executive is not entitled to any benefits under the Supplemental Disability Plan until such time as the Company’s short term disability benefit (available to all employees) is exhausted.

Transition and Consultation Agreement with Joseph L. Lovejoy.    In connection with Mr. Lovejoy’s termination of employment on December 31, 2010, the Company paid Mr. Lovejoy a lump sum separation payment of $156,324, plus $10,000 to a consulting firm for post-employment business planning services provided to Mr. Lovejoy. In addition, the Company will pay Mr. Lovejoy a fee of $8,500 per month from January 1, 2011 through December 31, 2011 for general financial and strategic consulting services provided by Mr. Lovejoy to the Company, as requested by the Company for up to 40 hours of service per month. The consulting services and payments will cease if Mr. Lovejoy obtains full-time employment with an organization other than his financial consulting firm prior to December 31, 2011. Under this agreement, Mr. Lovejoy agreed to a general employment-related waiver and release of claims, 12-month non-solicitation and non-competition provisions, confidentiality provisions and mutual non-disparagement provisions.

Estimated Potential Cash Payments and Value of Acceleration Under Equity Compensation Plans

The table below reflects (a) the lump sum cash payable to, and (b) the value of accelerated stock options and restricted stock rights/units, as applicable, for each executive officer listed in our Summary Compensation Table, other than Mr. Lovejoy, in the event of a termination on December 31, 2010 due to (i) death or disability (none of the executives were retirement eligible); (ii) a qualifying change of control effective as of December 31, 2010 without employment termination; or (iii) a qualifying termination within 18-months after a qualifying change of control. The information in the table is based on the closing price of our common stock on December 31, 2010 ($21.80 per share). The table does not include (1) benefits generally available to all employees or payments and benefits that the executive officers would have already earned during their employment with us whether or not a termination or change of control event had occurred; (2) potential amounts payable under the Supplemental Disability Plan described above; or (3) payments to Mr. Lovejoy as a result of his actual termination on December 31, 2010 described above. The amounts in the table are only estimates, assuming the triggering event occurred on December 31, 2010. Actual value to be received by the executives can only be determined at the time of termination or at the time of a transaction, as applicable.

Name	Upon Death or Disability ($)(1)	Upon Change in Control without Qualifying Termination ($)(2)	Upon Qualifying Termination within 18 months after Change in Control ($)
Colleen B. Brown
Cash	—	—	1,415,000
Stock Options	—	221,710	—
Restricted Stock Rights/Units	130,495	1,007,160	—

Total	130,495	1,228,870	1,415,000
Hassan N. Natha
Cash	—	—	231,750
Stock Options	—	19,029	—
Restricted Stock Units	—	126,702	—

Total	—	145,731	231,750
Robert I. Dunlop
Cash	—	—	403,100
Stock Options	—	80,529	—
Restricted Stock Rights/Units	32,656	440,229	—

Total	32,656	520,758	403,100
Christopher J. Bellavia
Cash	—	—	287,267
Stock Options	—	34,173	—
Restricted Stock Units	—	248,782	—

Total	—	282,955	287,267

(1)	Only awards under the 2001 Plan accelerate upon termination due to death or disability. No value is reflected for accelerated stock options because the exercise prices of all unvested stock options awarded under the 2001 Plan are greater than the closing price of our common stock on December 31, 2010.

(2)	Assumes that the equity awards are not converted, assumed, or replaced by the successor company.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our non-employee directors received the following standard compensation in 2010:

•	a $24,000 annual retainer;

•	$1,000 for each Board of Directors’ meeting attended; and

•	$1,000 for each committee meeting attended.

Our non-executive Chairman of the Board received a total annual retainer of $65,000. In addition, the Chairs of the Audit and Compensation Committees each received an additional annual retainer of $7,500. Directors are also reimbursed for reasonable travel expenses incurred in connection with Company business. Each quarter, every non-employee director received 25% of the annual Board retainer in the form of a fully vested stock award for the number of shares of our common stock determined by dividing the amount of cash compensation to be received in the form of a stock award by the fair market value of our common stock on the last trading day of the quarter. Non-employee directors were permitted to elect to receive all or any portion of their remaining annual retainer, committee Chair retainer(s), Board of Directors meeting fees and committee meeting fees in the form of a fully vested stock award or in cash.

The following table provides compensation information for 2010 for each non-employee member of our Board of Directors. Ms. Brown did not receive any additional compensation for her service as a Company director. None of our non-employee directors held any unvested stock awards or any option awards at December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Deborah L. Bevier(1)	24,897	23,978	48,875
Paul A. Bible	31,025	5,975	37,000
Donald G. Graham, III	11,778	25,222	37,000
Richard L. Hawley	44,525	5,975	50,500
David A. Lorber	21,028	14,972	36,000
Brian P. McAndrews	28	36,597	36,625
George F. Warren, Jr.	47	29,953	30,000
William W. Warren, Jr.	27,781	8,219	36,000
Michael D. Wortsman	67,765	16,235	84,000

(1)	Ms. Bevier resigned from the Board effective December 31, 2010.

(2)	The amounts reported in this column represent the annual retainer and meeting fees paid for service during 2010 to those of our directors who elected to receive such fees in the form of cash.

(3)	The amounts reported in this column represent the grant date fair value of the awards computed in accordance with FASB Topic 718.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 9, 2011, the record date for the Annual Meeting (or such earlier date as indicated in the tables’ footnotes), with respect to the shares of Company common stock beneficially owned by (i) our current directors of the Company and director nominees (ii) the current or former executive officers of the Company named in the Summary Compensation Table (“named executive officers”), and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity.

Directors and Nominees

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (%)(1)
Paul A. Bible	1,921	(2)	*
Colleen B. Brown	138,340	(3)	1.57
Anthony B. Cassara	—		*
Donald G. Graham, III	32,428	(4)	*
Richard L. Hawley	1,373	(5)	*
David A. Lorber	180,905	(6)	2.06
Brian P. McAndrews	7,428	(7)	*
Roger L. Ogden	—		*
George F. Warren, Jr.	27,451	(8)	*
William W. Warren, Jr.	18,618	(9)	*
Michael D. Wortsman	6,941	(10)	*

*	Less than 1%

(1)	Based on 8,791,184 shares of Company common stock outstanding on March 9, 2011.

(2)	Shares are owned by The Bible Family Trust, of which Mr. Bible and his spouse are co-trustees. Share amount includes 281 restricted stock units.

(3)	Share amount includes 60,866 restricted stock units and options to purchase 59,200 shares of our common stock that are exercisable within 60 days of March 9, 2011.

(4)	Share amount includes 281 restricted stock units.

(5)	Mr. Hawley shares voting and investment power with respect to these shares with his wife. Share amount includes 281 restricted stock units.

(6)	In accordance with SEC rules, Mr. Lorber disclaims beneficial ownership of 179,021 of these shares, which he holds as Portfolio Manager of FrontFour Capital Group LLC. These shares are directly held by FrontFour Master Fund, Ltd. and Distressed Securities & Special Situations-1, a series of underlying funds and trusts which are advised and sub-advised by FrontFour Capital Group LLC. Share amount includes 281 restricted stock units.

(7)	Share amount includes 281 restricted stock units.

(8)	Mr. G. Warren, Jr. shares voting and investment power with respect to 10,816 shares with his wife. Share amount includes 281 restricted stock units.

(9)	Mr. W. Warren, Jr. shares voting and investment power for these shares with his wife. Share amount includes 281 restricted stock units.

(10)	Mr. Wortsman is the trustee of The Wortsman Trust which holds these shares. Share amount includes 281 restricted stock units.

Named Executive Officers (excluding named executive officers who are also directors) and Executive Officers, Directors and Nominees as a Group

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock(1)
Robert I. Dunlop	66,586	(2)	*
Christopher J. Bellavia	18,464	(3)	*
Hassan N. Natha	10,596	(4)	*
Joseph L. Lovejoy	4,120		*
All Executive Officers, Directors and Nominees as a Group (15 persons)(5)	514,436		5.85%

*	Less than 1%

(1)	Based on 8,791,184 shares of Company common stock outstanding on March 9, 2011.

(2)	Share amount includes options to purchase 31,587 shares of our common stock which are exercisable within 60 days of March 9, 2011 and 27,498 restricted stock rights and units.

(3)	Share amount includes options to purchase 2,226 shares of our common stock which are exercisable within 60 days of March 9, 2011 and 13,967 restricted stock units.

(4)	Share amount includes options to purchase 1,626 shares of our common stock which are exercisable within 60 days of March 9, 2011 and 7,282 restricted stock units.

(5)	Share amount includes options to purchase 94,639 shares of our common stock which are exercisable within 60 days of March 9, 2011 and 112,162 restricted stock units.

Beneficial Owners of 5% or More of the Company’s Common Stock

Name and Address	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock(1)
GAMCO Asset Management Inc., et. al	2,443,254	(2)	27.79
One Corporate Center Rye, NY 10580
TowerView LLC	856,000	(3)	9.74
500 Park Avenue New York, NY 10022
George D. Fisher	445,882	(4)	5.07%
22519 Marine View Drive Des Moines, WA 98198

(1)	Based on 8,791,184 shares of Company common stock outstanding on March 9, 2011.

(2)	This information and the information in this footnote is based solely on Amendment No. 39 to Schedule 13D/A filed with the SEC on January 28, 2011 (“Amendment No. 39”) by Mario Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“Gabelli Securities”), Gabelli & Company, Inc., MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”) and MJG-IV Limited Partnership,. These entities engage in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Of the shares reported above (i) GAMCO has sole voting power over 1,639,642 shares and sole dispositive power over 1,799,554 shares, (ii) Gabelli Funds has sole voting and dispositive power over 470,000 shares, (iii) Teton Advisors has sole voting and dispositive power over 147,300 shares, (iv) Foundation has sole voting and dispositive power over 10,000 shares, (v) MJG Associates has sole voting and dispositive power over 3,600 shares, and (vi) Gabelli Securities has sole voting and dispositive power over 12,800 shares. Other information on the beneficial ownership of these shares and voting and investment power can be found in Amendment No. 39. The address for MJG Associates is 140 Greenwich Avenue, Greenwich, CT 06830. The address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501.

(3)	This information is based solely on Amendment No. 3 to Schedule 13G/A filed by TowerView LLC with the SEC on February 4, 2011.

(4)	This information and the information in this footnote is based solely on Amendment No. 7 to Schedule 13G/A filed with the SEC on February 2, 2010. Mr. George D. Fisher has sole voting and dispositive power over 6,728 shares. Mr. Fisher shares voting and dispositive power as to 353,504 shares held by the D. R. Fisher Trust UW of D.R. Fisher (the “Trust”), for which he serves as one of three trustees. Mr. Fisher expressly disclaims beneficial ownership of the shares owned by the Trust, except for his proportionate pecuniary interest in such securities. Mr. Fisher also shares dispositive power over 85,650 shares held by Allie Fisher, Mr. Fisher’s mother.

TRANSACTIONS WITH RELATED PERSONS

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We use a combination of Company policies and established review procedures to ensure related party transactions are reviewed and approved as appropriate. We do not maintain these policies and procedures under a single written policy. On an annual basis, our directors and executive officers must complete a questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year, or any currently proposed transaction, arrangement or relationship, in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the questionnaire submitted by a director or executive officer is reviewed and considered by our Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to our Chairman of the Board or President and Chief Executive Officer the material facts of any transaction that could be considered a “related person” transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule. SEC rules define a “related person” of the Company as any Company director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Any transaction reported to our Chairman of the Board or President and Chief Executive Officer is reviewed according to the following procedures:

•

If the Chairman of the Board or President and Chief Executive Officer determines that disclosure of the transaction is not required under the Securities and Exchange Commission’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee and the Nominating and Corporate Governance Committee.

•

If disclosure is required, the Chairman of the Board or President and Chief Executive Officer will submit the transaction to the Audit Committee and the Nominating and Corporate Governance Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee and the Nominating and Corporate Governance Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with our best interests.

If any related person transaction is not approved or ratified, the Audit Committee and the Nominating and Corporate Governance Committee may take such action as they may deem necessary or desirable in the best interests of us and our shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our outstanding common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings we received with respect to the year ended December 31, 2010, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis during the year ended December 31, 2010, except for the following: due to an inadvertent administrative delay, a Form 4 to report that 158 shares of common stock were withheld to satisfy withholding obligations for vested restricted stock units for Ms. Brown was filed three business days late in October 2010.

Proposal No. 3 — Advisory Vote on Executive Compensation

We are asking our shareholders to approve a non-binding advisory resolution on the Company’s executive compensation as reported in this Proxy Statement, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee of the Board of Directors (the “Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s executives, whose compensation is reported in the Summary Compensation Table on page 36 above (the executive we refer to in this Proxy Statement as our “named executives”). Additional information regarding the Committee and its role is described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of shareholders by linking a substantial portion of compensation to the Company’s performance. The program is designed to award superior performance and provide consequences for underperformance. The program is also designed to attract and to retain highly-qualified executives who are critical to the success of the Company.

To that end, variable compensation, in the form of annual cash bonus opportunities and long-term equity awards, comprised over 50% of the total compensation for three out of our four continuing named executives for 2010 performance. Specifically, the Committee’s use of annual cash bonus opportunities, 80% of which were tied to Company EBITDA goals for 2010, and equity awards that vest over four years, aligns total compensation with Company performance and shareholder interests.

The Committee considers best practices in executive compensation matters. Accordingly, the Company:

•	does not maintain employment or severance agreements with the named executives (other than “double-trigger” change of control agreements);

•	does not provide pension, deferred compensation, or other supplemental retirement benefits for the named executives;

•	provides no perquisites for the named executives other than supplemental long-term disability insurance;

•	does not provide any tax gross-ups for the named executives; and

•	has incentive plans that discourage undue risk and align executive rewards with short and long term Company performance.

Shareholders are encouraged to read the full details of our executive compensation program as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and related narrative disclosures to properly evaluate our approach to compensating our named executives. The Committee and our Board of Directors believe that the policies and procedures articulated in our “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this Proxy Statement has contributed to the Company’s recent and long-term success. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following non-binding advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue and will consider the outcome of the vote and those opinions when making future executive compensation decisions.

The Board of Directors recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

Proposal No. 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every year, every two years or every three years.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors believes that an annual advisory vote on executive compensation is consistent with our philosophy on good corporate governance practices (including the Company’s maintenance of cumulative voting for directors, our independent Chairman of the Board structure, and our practice of providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Accordingly, shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. Although this advisory vote is non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation EVERY YEAR.

OTHER BUSINESS

Other than as described in this Proxy Statement, our Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies using WHITE proxy cards as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2012 Annual Meeting of Shareholders must be received by us no later than December 8, 2011 in order to be included in the proxy statement and form of proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal, including director nominations, at the 2012 Annual Meeting that will not be included in our proxy statement and form of proxy must give timely written notice of the proposal to the Company in accordance with the requirements of our Bylaws. Such notice must be received by our Secretary not earlier than January 12, 2012 and not later than February 11, 2012.

Receipt by the Company of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2012 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules and our Bylaws.

In accordance with Section 2.6 of our Bylaws, our Secretary must receive all proposals in writing at the executive offices of the Company at 140 4th Avenue North, Suite 500, Seattle, Washington 98109 by the applicable deadline. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

HOUSEHOLDING

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this Proxy Statement and our annual report to shareholders, unless their bank, broker or other record holder or Broadridge Financial Solutions on their behalf has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of future proxy statements and annual reports to shareholders, or commence householding and receive a single copy of future proxy statements and annual reports to shareholders, they should notify their bank, broker or other record holder or Broadridge Financial Solutions. Beneficial owners sharing an address to which a single copy of this Proxy Statement and our annual report to shareholders was delivered can also request, orally or in writing, prompt delivery of a separate copy of this Proxy Statement and our annual report to shareholders by contacting us at Fisher Communications, Inc., Attn: Investor Relations, 140 Fourth Avenue North, Suite 500, Seattle, Washington 98109, (206) 404-7000.

ANNUAL REPORT TO SHAREHOLDERS

Upon written request, any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2010, including the financial statements and the financial statement schedules. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109.

April [4], 2011

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Bellavia
Corporate Secretary

Appendix I

INFORMATION CONCERNING PERSONS WHO ARE PARTICIPANTS IN THE COMPANY’S

SOLICITATION OF PROXIES FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Unless otherwise noted, capitalized terms used but not defined in this Appendix I shall have the meanings ascribed to them in the Proxy Statement to which this Appendix I is attached.

Under applicable Securities and Exchange Commission rules and regulations, members of our Board of Directors, our Board’s director nominees, our executive officers and certain other employees of the Company are deemed to be “participants” with respect to the Company’s solicitation of proxies from shareholders in connection with the 2011 Annual Meeting of Shareholders.

Directors and Nominees

The following table sets forth the names and business addresses of our current directors and director nominees who are all deemed to be “participants” in our solicitation under applicable Securities and Exchange Commission rules and regulations. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in the section of the Proxy Statement entitled “Proposal No. 1 — Election of Directors.”

Name	Business Address
Paul A. Bible	Lewis and Roca LLP 50 West Liberty Street, Suite 410 Reno, Nevada 89501

Colleen B. Brown	Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, WA 98109

Anthony B. Cassara	c/o Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, WA 98109

Donald G. Graham, III	c/o Jack Wrap It 925A S Santa Fe Rd Taos, NM 87571

Richard L. Hawley	Nicor Inc. 1844 Ferry Rd Naperville, IL 60563

David A. Lorber*	FrontFour Capital Group LLC Two Stamford Landing 68 Southfield Avenue, Ste. 290 Stamford, CT 06902

Brian P. McAndrews	Madrona Venture Group 1000 2nd Ave., Suite 3700 Seattle, WA 98104

Roger L. Ogden	270 St. Paul St., Suite 200 Denver, Colorado 80206

Name	Business Address
George F. Warren, Jr.	c/o Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, WA 98109

William W. Warren, Jr.	c/o Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, WA 98109

Michael D. Wortsman	c/o Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, WA 98109

*Information with respect to David A. Lorber is included in this table because all of our directors are deemed to be participants in our solicitation of proxies; however, we do not anticipate that Mr. Lorber will participate in our solicitation because we understand that he is participating in FrontFour’s competing solicitation of proxies.

Officers and Employees

The following table sets forth the names of our executive officers (other than Ms. Brown who is listed above) and other employees who are deemed to be “participants” in our solicitation under applicable Securities and Exchange Commission rules and regulations. The principal occupation of each person listed below refers to such person’s position with the Company, and the business address of the Company is Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109.

Name	Principal Occupation
Hassan N. Natha	Vice President and Chief Financial Officer
Robert I. Dunlop	Executive Vice President, Operations
Christopher J. Bellavia	Senior Vice President, General Counsel and Corporate Secretary

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Appendix I or otherwise in this Proxy Statement, none of the persons listed above in “Directors and Nominees” and “Officers and Employees” owns any debt or equity security issued by the Company of record that he or she does not also own beneficially. The number of shares of the Company’s common stock beneficially owned by certain of the persons listed above in “Directors and Nominees” and “Officers and Employees,” as of March 9, 2011, the record date for the Annual Meeting, is set forth in the section of the Proxy Statement entitled “Security Ownership of Certain Beneficial Owners, Directors, and Management.” None of the persons listed above in “Directors and Nominees” and “Officers and Employees” beneficially owns any other class of securities issued by the Company.

Information Regarding Transactions involving the Company’s Securities by Participants

The following table sets forth transactions involving the Company’s securities (including purchases or sales) during the past two years ending March 28, 2011 by each person who is a participant. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans and none of the purchase price or market value of such shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Transaction Description	Number of Shares of Common Stock Acquired (Disposed)
Directors and Nominees
Paul A. Bible	01/03/2011 12/31/2010 09/30/2010 06/30/2010 05/06/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009

Restricted stock unit (“RSU”) Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Stock Purchase

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 68 86 89 1,000 106 92 82 117	(1) (2) (2) (2) (3) (2) (2) (2) (2)

Colleen B. Brown	03/12/2011 03/11/2011 03/09/2011 03/08/2011 03/01/2011 12/04/2010 03/12/2010 03/11/2010 03/09/2010 03/08/2010 03/11/2009

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

Shares withheld to cover taxes on vested RSUs

RSU Grant

			(421 (1,851 (1,666 (105 15,400 (105 (421 (1,851 25,200 (130 28,000	)(4) )(4) )(4) )(4) (5) )(4) )(4) )(4) (5) )(4) (5)

Anthony B. Cassara	N/A	N/A	N/A

Donald G. Graham, III	01/03/2011 12/31/2010 09/30/2010 06/30/2010 06/15/2010 06/14/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Sale of Stock

Sale of Stock

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 309 272 282 2,796 4,415 638 676 440 703 1,024	(1) (2) (2) (2) (6) (6) (2) (2) (2) (2) (2)

Richard L. Hawley	01/03/2011 12/31/2010 09/30/2010 06/30/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 68 86 89 106 92 82 117 153	(1) (2) (2) (2) (2) (2) (2) (2) (2)

Name	Date	Transaction Description	Number of Shares of Common Stock Acquired (Disposed)
David A. Lorber*	01/03/2011 12/31/2010 09/30/2010 06/30/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 172 215 222 265 230 206 293	(1) (2) (2) (2) (2) (2) (2) (2)

Brian P. McAndrews	01/03/2011 12/31/2010 09/30/2010 06/30/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 533 401 534 638 676 440 781 1,229	(1) (2) (2) (2) (2) (2) (2) (2) (2)

Roger L. Ogden	N/A	N/A	N/A

George F. Warren, Jr.	01/03/2011 12/31/2010 09/30/2010 08/17/2010 06/30/2010 03/31/2010 12/31/2009 09/30/2009 08/28/2009 08/17/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Receipt of distribution from Trust

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Receipt of distribution from Warren Invest. Co.

Receipt of distribution from Trust

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 412 401 2,952 415 496 553 385 16 16,578 703 1,127	(1) (2) (2) (7) (2) (2) (2) (2) (8) (7) (2) (2)

William W. Warren, Jr.	01/03/2011 12/31/2010 09/30/2010 08/17/2010 06/30/2010 03/31/2010 12/31/2009 09/30/2009 08/28/2009 08/17/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Receipt of distribution from Trust

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Receipt of distribution from Warren Invest. Co.

Receipt of distribution from Trust

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 94 118 1,599 122 146 126 113 16 1,639 161 211	(1) (2) (2) (7) (2) (2) (2) (2) (8) (7) (2) (2)

Name	Date	Transaction Description	Number of Shares of Common Stock Acquired (Disposed)
Michael D. Wortsman	01/03/2011 12/31/2010 09/30/2010 06/30/2010 05/04/2010 03/31/2010 12/31/2009 09/30/2009 06/30/2009 03/31/2009

RSU Grant

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Share Purchase

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

Shares issued for Board and meeting fees

			281 186 233 241 1,099 288 250 223 317 153	(1) (2) (2) (2) (3) (2) (2) (2) (2) (2)

Executive Officers (other than Ms. Brown who is listed above)

Hassan N. Natha	03/11/2011 03/01/2011 03/09/2010 03/11/2009	Shares withheld to cover taxes on vested RSUs RSU Grant RSU Grant RSU Grant	(115 2,520 4,200 1,750	)(4) (5) (5) (5)

Robert I. Dunlop	03/12/2011 03/11/2011 03/09/2011 03/07/2011 03/01/2011 12/04/2010 03/12/2010 03/11/2010 03/09/2010 03/07/2010 03/11/2009

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

Shares withheld to cover taxes on vested RSUs

RSU Grant

			(101 (760 (717 (37 8,659 (52 (125 (938 10,850 (45 11,500	)(4) )(4) )(4) )(4) (5) )(4) )(4) )(4) (5) )(4) (5)

Christopher J. Bellavia	03/11/2011 03/09/2011 03/01/2011 11/03/2010 03/11/2010 03/09/2010 03/11/2009

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

Shares withheld to cover taxes on vested RSUs

Shares withheld to cover taxes on vested RSUs

RSU Grant

RSU Grant

			(115 (648 5,005 (26 (143 9,800 1,750	)(4) )(4) (5) )(4) )(4) (5) (5)

*	Information with respect to David A. Lorber is included in this table because all of our directors are deemed to be participants in our solicitation of proxies; however, we do not anticipate that Mr. Lorber will participate in our solicitation because we understand that he is participating in FrontFour’s competing solicitation of proxies.

(1)	Annual RSU Grant issued as a part of Director Compensation for 2011.

(2)	Shares received in lieu of non-employee director fees.

(3)	Purchase of shares.

(4)	Shares on vesting restricted stock withheld to satisfy withholding obligations.

(5)	Annual RSU award issued as a part of executive compensation under the Company’s Amended and Restated 2008 Equity Incentive Plan.

(6)	Sale of shares.

(7)	Receipt of distribution from the Lula Fisher Warren Trust as to which the reporting person is a beneficiary.

(8)	Receipt of distribution from the Warren Investment Company to shareholders as part of a pro rata liquidation.

Miscellaneous Information Regarding Participants

One of our current directors, David A. Lorber, is a managing member and co-founder of FrontFour Capital Group LLC (“FrontFour”), a hedge fund that has publicly announced that its slate of director nominees, if elected, would support and pursue a strategic review process aimed at selling the Company to the highest bidder. FrontFour has also publicly announced that its sole interest with respect to the Company is in pursuing a value-maximizing transaction. FrontFour is also a shareholder of Huntingdon Real Estate Investment Trust and FrontFour representatives currently serve as members of Huntingdon’s Board of Trustees and as President and Chief Executive Officer of Huntingdon. On December 6, 2010, Huntingdon proposed to acquire the Company. At that time, our Board declined to enter into the proposed acquisition transaction. If FrontFour’s slate of director nominees are elected, Huntingdon may again propose to acquire the Company.

Except as described in this Appendix I or this Proxy Statement, neither any participant nor any of their respective associates or immediate family members was a party to any transaction or series of transactions since the beginning of the Company’s last fiscal year, or is to be a party to any currently proposed transaction or series of proposed transactions, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant, associate or immediate family member had or will have a direct or indirect material interest. Furthermore, except as described in this Appendix I or elsewhere in this Proxy Statement, (a) no participant or any of their respective associates directly or indirectly beneficially owns any securities of the Company or any securities of any parent or subsidiary of the Company and (b) no participant owns any securities of the Company of record that such participant does not own beneficially.

Except as described in this Appendix I or this Proxy Statement:

•

No participant or any of their respective associates has any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or any future transaction to which the Company or any of its affiliates will or may be a party;

•

No participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

•

No participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than, with respect to each of the Board’s nominees, such nominee’s interest in election to the Board of Directors; and

•

There are no material proceedings in which any director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

Except as described in this Appendix I or this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level, underground parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

PRELIMINARY COPY—SUBJECT TO COMPLETION

IMPORTANT ANNUAL MEETING INFORMATION 000004

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m. , Central Time, on May 11, 2011.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/fsci

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — Our Board of Directors recommends shareholders vote FOR Items 1, 2, 3 and 1 YEAR for Item 4.

1. Election of Directors:

For Withhold For Withhold For Withhold +

01—Anthony B. Cassara Class I Director 02—Richard L. Hawley Class III Director 03—Roger L. Ogden Class III Director

04—Michael D. Wortsman Class III Director

For Against Abstain For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

3. Approval of advisory resolution on our 2010 executive compensation.

1	Yr 2 Yrs 3 Yrs Abstain

4. Frequency of future shareholder advisory votes on executive compensation.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name below. When signing as attorney, administrator, executor, guardian or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 1 1 3 7 1 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

01AXND

FISHER COMMUNICATIONS, INC. ADMISSION CARD

Annual Meeting of Shareholders Wednesday, May 11, 2011, 10:00 a.m.

Fisher Plaza 140 4th Avenue North Seattle, Washington 98109

Upon arrival, please present this admission ticket and photo identification at the registration desk.

ADMISSION MAY BE DENIED WITHOUT A TICKET.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — FISHER COMMUNICATIONS

PROXY FOR 2011 ANNUAL MEETING OF SHAREHOLDERS OF FISHER COMMUNICATIONS, INC.

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Wortsman and Paul A. Bible and both of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2011 annual meeting of its shareholders to be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington 98109, at 10:00 a.m. Pacific Time, Wednesday, May 11, 2011, or any postponements, continuations and adjournments thereof, as indicated with respect to the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting.

The Board of Directors recommends a vote “FOR” each nominee in Item 1, “FOR” Items 2 and 3 and for “1 Year” in Item 4. This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are given, the shares represented by this proxy will be voted “FOR” all nominees in Item 1, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP in Item 2, “FOR” approval of the advisory resolution on our 2010 executive compensation in Item 3, for “1 Year” as the frequency of future shareholder advisory votes on executive compensation in Item 4, and in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in accordance with the discretion of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and the Company’s 2010 Annual Report to Shareholders.

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly in the envelope provided so that your stock will be represented in all events and so that we may have a quorum.

In giving this Proxy, I understand that I may personally vote my shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.